EXHIBIT 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

SECUREWORKS CORP.,

SOPHOS INC.

and

PROJECT GREEN MERGER SUB, INC.

OCTOBER 21, 2024

i

ii

Exhibit A	Support Agreement
Exhibit B	Certificate of Incorporation of Surviving Corporation
Exhibit C	Written Consent

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 21, 2024, is entered into by and among SecureWorks Corp., a Delaware corporation (the “Company”), Sophos Inc., a Massachusetts corporation (“Parent”), and Project Green Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”).

WHEREAS, the Board of Directors of the Company (the “Company Board”), at a meeting thereof duly called and held, has unanimously (a) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of the Company and the Company’s stockholders, (b) approved this Agreement and the Transactions, including the Merger, and declared that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, and (c) directed that this Agreement be submitted to the stockholders of the Company for its adoption and (d) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the respective Boards of Directors of each of Parent and Merger Sub have approved and declared advisable this Agreement and the Transactions, including the Merger, on the terms and conditions set forth in this Agreement, and Parent, in its capacity as the sole stockholder of Merger Sub, will approve and adopt this Agreement by written consent immediately following its execution;

WHEREAS, subject to the terms and conditions of this Agreement, Merger Sub will be merged with and into the Company (the “Merger” and, together with the other transactions contemplated by this Agreement, the “Transactions”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent in accordance with the DGCL, and each share of the Company Common Stock (each, a “Share” and collectively, the “Shares”) that is not (a) a Dissenting Share or (b) to be canceled pursuant to Section 2.03(b), Section 2.03(c) and Section 2.03(d) will thereupon be converted into the right to receive cash in an amount equal to $8.50 (the “Per Share Amount”), without interest, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, each of Parent, Merger Sub, Dell Technologies Inc., a Delaware corporation (“Diamond”), and Dell Marketing L.P., a Texas limited partnership, is entering into a support agreement with the Company in substantially the form attached hereto as Exhibit A (the “Support Agreement”), pursuant to which, among other things, Diamond has agreed, on the terms and subject to the conditions set forth in the Support Agreement, to enter into (1) a transition services agreement with the Company (the “Transition Services Agreement”), pursuant to which, on the terms and subject to the conditions set forth in the Transition Services Agreement, Diamond will provide (or cause to be provided) certain transition services to the Company and its Subsidiaries, (2) a global employee services agreement (the “GESA”), pursuant to which, on the terms and subject to the conditions set forth in the GESA, Diamond will provide (or cause to be provided) the services of certain employees of Diamond and its Subsidiaries to the Company and its Subsidiaries, (3) a subcontractor agreement (the “Subcontractor Agreement”), pursuant to which, on the terms and subject to the conditions set forth in the Subcontractor Agreement, the Company and the Company Subsidiaries will provide certain subcontracting services to Diamond, and (4) an omnibus intellectual property matters agreement (the “IP Matters Agreement”), pursuant to which, on the terms and subject to the conditions set forth in the IP Matters Agreement, Diamond and the Company will agree to certain assignments and licenses of Intellectual Property; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

Article 1

DEFINITIONS

Section 1.01.      Definitions.

(a)               As used in this Agreement, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement (i) containing terms that are, in the aggregate, no less restrictive of the Third Party that is party to such agreement and its Affiliates and Representatives than the terms as to confidentiality set forth in the Confidentiality Agreement are to Parent and its Affiliates and Representatives, and, for the avoidance of doubt, any such confidentiality agreement need not restrict the making of, or amendment or modification to any Acquisition Proposal and (ii) that does not prohibit the Company from providing any information to Parent in accordance with Section 6.02.

“Acquired Companies” means the Company and the Company Subsidiaries, collectively.

“Acquisition Proposal” means any indication of interest, offer or proposal, including any amendment or modification to any existing indication of interest, offer or proposal (other than, in each case, any indication of interest, offer or proposal made or submitted by or on behalf of Parent, Merger Sub or one or more of their Subsidiaries), contemplating an Acquisition Transaction.

“Acquisition Transaction” means, other than the Transactions, any transaction (including any single- or multi-step transaction) or series of related transactions with any Person or “group” (as defined in the Exchange Act) involving (x) the issuance to such Person or “group” or acquisition by such Person or “group” of, or a tender offer or exchange offer that if consummated would result in such Person or “group” beneficially owning (within the meaning of Section 13(d) of the Exchange Act), at least twenty five percent (25%) of the outstanding equity interests in the Company or (y) the direct or indirect acquisition by such Person or “group” of assets of the Company and/or the Company Subsidiaries (including through ownership of equity in any Subsidiaries) representing at least twenty five percent (25%) of the fair market value of the assets, net revenue or net income of the Acquired Companies, taken as a whole, in each case of clauses (x) and (y), whether pursuant to a merger (including a reverse merger in which the Company is the surviving corporation), reorganization, recapitalization, consolidation or other

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business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer, liquidation, dissolution or other similar transaction, or any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Anticorruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 or any other anticorruption or anti-bribery Applicable Law applicable to the Company or any of the Company Subsidiaries.

“Antitrust and Foreign Investment Laws” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act and any applicable antitrust competition or investment laws and all other Applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate (i) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, or (ii) direct or indirect acquisitions, investments or ownership or control of domestic equities, securities, entities, assets, land or interests, or otherwise to screen investments in sensitive activities from a national security perspective, in each case under this clause (ii), by a foreign Person (the Applicable Laws described in this clause (ii), the “FDI Laws”).

“Applicable Law” means any international, foreign, national, federal, state or local law, constitution, treaty, convention, statute, act, ordinance, decree, Order, code, writ, rule, regulation or common law or other similar requirement enacted, adopted, promulgated or applied by any Governmental Authority, each as amended and now and hereafter in effect, in each case, as applicable to any Person or any of its properties or assets.

“Audited Balance Sheet” means the audited consolidated balance sheet of the Company, as of February 2, 2024, included in the Company SEC Documents.

“Audited Financial Statements” means the audited consolidated financial statements consisting of the consolidated statements of financial position and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Acquired Companies, as of and for the fiscal years ended February 2, 2024 and February 3, 2023 (including, in each case, any related notes thereto and the related reports of the independent public accountants) included in the Company SEC Documents.

“Board of Directors” means, with respect to any entity, the board of directors of such entity.

“Business” means the business of (a) providing cybersecurity managed services, (b) developing, designing, marketing, distributing, selling, licensing, making available, delivering, commercializing, supporting, maintaining and implementing the Business Products, (c) providing

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consulting, managed services, managed solutions advisory services, and professional services associated with the Business Products and (d) other cybersecurity and risk-related services.

“Business Day” means any day other than Saturday or Sunday or a day on which commercial banks in New York, New York are authorized or required by Applicable Law to be closed.

“Business Employee” has the meaning given to it in the GESA.

“Business Employer” means Diamond or any of its Affiliates which is an employing entity of a Business Employee.

“Business Products” means (a) the following subscription cybersecurity software-as-a-service (SaaS) solutions (including any future releases thereof): (i) Taegis XDR (Extended Detection and Response) and all related sensors, software, and managed service offerings, (ii) Taegis XDR log management; (iii) Taegis VDR (Vulnerability Detection and Response), (iv) Taegis NDR (Network Detection and Response), (v) Taegis IDR (Identity Threat Detection and Response), and (vi) Taegis NGAV; (b) Taegis NDR hardware products; (c) incident response services, and cybersecurity consulting and advisory services; and (d) all capabilities delivered or serviced using the Taegis platform.

“Business Systems” means all Software, hardware, telecommunications systems, networks, websites, servers, peripherals, and other computer systems used in connection with the operation of the Business.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any collective bargaining agreement, labor, works council, voluntary recognition, or similar agreement with respect to any current or former employee of the Company or any of the Company Subsidiaries, or other Contract with a Union.

“Company Equity Awards” means the Company Stock Options, the Company PSUs, the Company Restricted Shares and the Company RSUs.

“Company Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result or effect (each, an “Effect”) that, individually or in the aggregate with any one or more other Effects, has a material adverse effect on the business, financial condition, assets or results of operations of the Acquired Companies, taken as a whole; provided, however, that no Effect relating to or resulting or arising from any of the following matters, shall be deemed to constitute a Company Material Adverse Effect or shall be considered in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect: (A) Effects relating to general economic, regulatory, political, business, financial or market conditions in the United States or elsewhere in the world; (B) Effects relating to credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world; (C) Effects relating to conditions generally affecting

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the industries in which the Acquired Companies operate; (D) Effects relating to geopolitical conditions, any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyberterrorism); (E) any epidemic, pandemic (including COVID-19), plague, or other outbreak of illness or public health event (or COVID-19 Measures or other restrictions that relate to, or arise out of, an epidemic, pandemic, plague or outbreak of illness or public health event), hurricane, flood, tornado, earthquake or other natural disaster or act of God or Effect resulting from weather conditions; (F) any failure by the Company or any of the Company Subsidiaries to meet any internal or external projections or forecasts or any decline in the price of Company Common Stock or other Company Securities (but excluding, in each case, the underlying causes of such failure or decline, as applicable, unless such underlying causes would otherwise be excepted from this definition); (G) the public announcement or pendency of the Transactions, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, or venture partner (provided that this clause (G) shall not apply to representations and warranties that specifically address the consequences of entry into this Agreement of the consummation of the transactions contemplated thereby); (H) any changes resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates; (I) changes in Applicable Laws or the interpretation thereof after the date hereof (J) changes in GAAP or any other applicable accounting standards or the interpretation thereof after the date hereof; (K) any action required to be taken by the Company pursuant to the express terms of this Agreement or at the written direction of Parent or Merger Sub; (L) changes in the market price or trading volume of the Class A Common Stock (but excluding, in each case, the underlying causes of such changes, unless such underlying causes would otherwise be excepted from this definition); or (M) any Transaction Litigation; provided, further, that any Effect relating to or arising out of or resulting from any matter referred to in clause (A), (B), (C), (D), (E), (I) or (J) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such matter has a materially disproportionate adverse effect on the Acquired Companies, taken as a whole, as compared generally to other participants that operate in the industries in which the Acquired Companies operate.

“Company Owned IP” means any Intellectual Property owned or purported to be owned by any of the Acquired Companies.

“Company PSU” means a restricted stock unit granted pursuant to the Company Stock Plan that is subject to both time-based and performance-based vesting conditions.

“Company Restricted Share” means a share of restricted Company Common Stock granted pursuant to the Company Stock Plan.

“Company RSU” means a restricted stock unit or deferred stock unit granted pursuant to the Company Stock Plan that is solely subject to time-based vesting conditions and any deferred stock unit. For the avoidance of doubt, any performance-based restricted stock unit with respect to Shares of Company Common Stock for which performance has been certified in accordance with the Company Stock Plan and the appliable Company PSU agreement thereunder but remains subject to time-based vesting conditions shall be deemed to be a Company RSU.

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“Company Source Code” means any source code of any Software owned by an Acquired Company, including in the Business Products.

“Company Stock Option” means an option to acquire shares of Company Common Stock granted pursuant to the Company Stock Plan.

“Company Subsidiary” means each Subsidiary of the Company.

“Company’s Knowledge” means, as to a particular matter, the actual knowledge of any one or more of the individuals listed on Section 1.01(a) of the Company Disclosure Letter.

“Confidentiality Agreement” means the confidentiality agreement, dated as of June 24, 2024, by and between Thoma Bravo, L.P. and the Company.

“consummate” (and with its correlative meanings “consummation” and “consummating”), as such term is used with respect to the Merger, has the meaning ascribed to it in the applicable section of the DGCL.

“Continuing Employees” means those Company Employees immediately before the Effective Time who are employed by the Surviving Corporation or any Subsidiary of the Surviving Corporation immediately following the Effective Time.

“Contract” means any written, binding oral or other agreement, contract, subcontract, lease, binding understanding, instrument, bond, debenture, note, loan or credit agreement, indenture, option, warrant, warranty, purchase order, license, sublicense, insurance policy, or other legally binding commitment, obligation or undertaking.

“Copyleft License” means a license of an item of Software that requires or conditions any rights granted to such Software upon (i) the disclosure, distribution, or licensing of the source code of any other Software, (ii) a requirement that any disclosure, distribution or licensing of any other Software be at no charge, (iii) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer any such other Software, or (iv) a requirement that such other Software be redistributable by other licensees or any other imposition of any economic limitation on the commercial exploitation of any other Software.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks, or any escalation or worsening of any of the foregoing (including any subsequent waves).

“COVID-19 Measures” means any public health, quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar law, directive, restriction, guideline, response or recommendation of, or promulgated by, any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 or any other epidemic, pandemic, disease outbreak or any escalation or worsening of any of the foregoing.

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“Data Protection” means the safeguarding of Business Data by ensuring that it is collected, processed, stored, and shared in a lawful, transparent, and secure manner.

“Data Protection Agreement” means that certain data protection agreement pursuant to which, on the terms and subject to the conditions therein, Diamond and Shield will agree to the processing of personal data.

“Data Room” means the electronic data site established for Project Shield by Datasite on behalf of the Company and to which Parent and its Representatives have been given access in connection with the Transactions.

“Debt Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide, syndicate or arrange all or any part of the Debt Financing, including the agent and lender parties to any joinder agreements, credit agreements or similar documents entered into in connection therewith, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“DOJ” means the U.S. Department of Justice.

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Environmental Law” means any Applicable Law relating to (i) pollution, (ii) the protection of the environment or natural resources, (iii) public or worker health or safety or (iv) Releases of or exposure to Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Existing Credit Facility” means that certain Sixth Amended and Restated Revolving Credit Agreement, dated as of March 23, 2023, as amended by that First Amendment to Sixth Amended and Restated Revolving Credit Agreement, dated September 6, 2023, by and between SecureWorks, Inc., a Georgia corporation, and Dell USA L.P., a Texas limited partnership.

“Financial Institution Requirements” means all Applicable Laws and binding written guidance applicable to third-party critical technology service providers to banks and similar financial institutions, including the guidance issued by the Federal Financial Institutions Examination Council and its constituent bank regulatory agencies.

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“Financial Statements” means the Audited Financial Statements and the Unaudited Financial Statements.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States.

“Government Contract” means any Contract for the sale of supplies or services, currently in performance or that has not been closed that is between the Company or the Company Subsidiary on one hand and a Governmental Authority on the other or entered into by the Company or the Company Subsidiary as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Authority.

“Governmental Authority” means any U.S. or non-U.S. federal, national, supra-national, state, provincial, local or other governmental or quasi-governmental department, authority, court, tribunal, commission, council, instrumentality, regulatory body or self-regulatory body (including any securities exchange), or any political or other subdivision, department, agency, council or branch of any of the foregoing, or any arbitrator or arbitral body (public or private) of competent jurisdiction.

“Hazardous Substance” means any pollutant, contaminant, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, or any hazardous substance, material, waste or agent.

“Healthcare Laws” means Applicable Laws relating to healthcare or the regulation, provision, consultation, management, administration of, and payment for, healthcare items and services applicable to the Business, including: the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b); the federal Physician Self-Referral Law (42 U.S.C. 1395nn); the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.); the Federal Health Care Fraud law (18 U.S.C. § 1347); Title XVIII of the Social Security Act (42 U.S.C. §§ 1395-1395lll) (the Medicare statute); Title XIX of the Social Security Act (42 U.S.C. §§ 1396-1396w-7) (the Medicaid statute); the False Claims Act (31 U.S.C. §§ 3729-3733); the False Claim Law (42 U.S.C. § 1320a-7b(a)); the exclusion law (42 U.S.C. § 1320a-7); 42 C.F.R. Part 2; the Deficit Reduction Act of 2005 (Pub. L. 109–171); the Patient Protection and Affordable Care Act of 2010 (Pub. L. 111 – 148); the 21st Century Cures Act (Pub. L. 114-255); HIPAA, 42 C.F.R. Part 2, each of the foregoing as may be amended from time to time any and all rules or regulations promulgated thereunder, and any and all similar state or local Laws.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and their implementing regulations set forth at 45 C.F.R. Parts 160, 162, and 164 and applicable state Laws regulating the privacy and security of healthcare and patient records, each as may be amended, modified or supplemented from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any rules and regulations promulgated thereunder.

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“Indebtedness” of any Person at any date means, without duplication, all obligations of such Person under the applicable governing documentation to pay principal, interest, penalties, fees, guarantees, reimbursements, damages, “make-whole” amounts, costs of unwinding and other liabilities with respect to (i) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, (ii) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (iii) leases that are required to be capitalized in accordance with GAAP under which such Person is the lessee, (iv) the deferred purchase price of goods or services (other than trade payables or accruals in the ordinary course of business), (v) obligations under interest rate, currency swap, hedging, cap, collar or futures Contracts or other derivative instruments or agreements, (vi) obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases) and (vii) direct or indirect guarantees or other forms of credit support of obligations described in clauses (i) through (vi) above of any Person.

“Intellectual Property” means any and all of the following, and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, therein and thereto, including any: (i) patent, patentable invention, or other patent right (including all reissues, divisions, continuations, continuations-in-part, and extensions thereof), (ii) trademark, service mark, trade name, business name, brand name, slogan, logo, trade dress, social media accounts or identifier and all other indicia of origin, together with all goodwill associated therewith, (iii) copyright or work of authorship (whether or not copyrightable) (iv) computer software (in object code, source code, or other format), applications, interfaces, data, databases and related documentation (“Software”), (v) Internet domain names, (vi) trade secrets, know-how, formulae, inventions (whether patentable or not), algorithms, processes, methods, and other proprietary rights and technology, (vii) other intellectual property rights, and (viii) applications, registrations, issuances, extensions or renewals of any asset referenced in any of the foregoing clauses (i)-(vii) with any Governmental Authority.

“Intervening Event” means an event, occurrence, or fact occurring or arising after the date hereof that was not known or reasonably foreseeable to the Company Board as of the date of this Agreement (or, if known, the magnitude or consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement), other than any event, occurrence, circumstance, development or fact that relates to (a) an Acquisition Proposal (or any proposal or inquiry that constitutes or is reasonably expected to lead to, an Acquisition Proposal) or (b) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date of this Agreement in the market price of trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying facts, events, changes, developments or set of circumstances relating to or causing any of the foregoing in this clause (b) may be considered and taken into account).

“IRS” means the Internal Revenue Service.

“Lien” means, with respect to any property or asset, any charge, claim, adverse interest, community property interest, pledge, hypothecation, condition, lien (statutory or other), option, security interest, mortgage, deed of trust, encumbrance, easement, encroachment, lease,

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sublease, license, sublicense, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership or any interest or restriction similar in substance to any of the foregoing.

“Made Available” means that, prior to the execution of this Agreement, such information, document or material was (i) publicly available on the SEC’s EDGAR database or (ii) made available for review by Parent or Parent’s Representatives in the Data Room or otherwise provided to Parent or Parent’s Representatives by or on behalf of the Company (including in any “clean room” or on an “outside counsel only” basis), in each case at least twenty-four (24) hours prior to the execution and delivery of this Agreement.

“Nasdaq” means the NASDAQ Global Select Market.

“Omnibus Assignment and Assumption Agreement” means the Omnibus Assignment and Assumption Agreement, dated as of the Closing Date, by and between Diamond and certain of its Controlled Affiliates, on the one hand, and the Company and certain of its Subsidiaries on the other hand.

“Option Consideration” means, with respect to any Company Stock Option, an amount equal to the product of (i) the number of Shares issuable under such Company Stock Option multiplied by (ii) the excess (if any) of (A) the Per Share Amount over (B) the exercise price payable in respect of each Share issuable under such Company Stock Option.

“Order” means, with respect to any Person, any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a Governmental Authority or arbitrator.

“Organizational Documents” means, with respect to any Person that is not a natural person, the articles of incorporation, certificate of incorporation, charter, certificates of designations, bylaws, stockholders’ agreement, articles of formation, certificate of formation, operating agreement, partnership agreement, certificate of limited partnership and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with one or more other Effects, does or would reasonably be expected to prevent or materially impede Merger Sub or Parent from consummating the Transactions, on or before the End Date.

“Payoff Deliverables” means customary payoff letters reasonably satisfactory to Parent with respect to Indebtedness and other obligations incurred under the Existing Credit Facility, which shall provide (i) the total amount required to be paid to fully satisfy the applicable Indebtedness and other obligations thereunder (other than those obligations expressly permitted to survive thereunder) (the “Payoff Amounts”), (ii) wire instructions for payment of such Payoff Amounts and (iii) that upon payment of the Payoff Amounts set forth in such payoff letter, all

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guarantees and Liens, if any, in connection with the applicable Indebtedness and other obligations shall be automatically and immediately released and terminated.

“Permits” means all permits, licenses, consents, franchises, approvals, privileges, immunities, authorizations, exemptions, registrations, certificates, variances and similar rights obtained from a Governmental Authority.

“Permitted Liens” means (i) Liens for Taxes that (A) are not yet due and payable or (B) are being contested in good faith by appropriate proceedings and for which adequate reserves have specifically been established in the Financial Statements, to the extent required by GAAP, (ii) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Liens arising or incurred in the ordinary course of business that (A) relate to obligations that are not delinquent or (B) the Company or any of the Company Subsidiaries is contesting in good faith by appropriate proceedings and for which adequate reserves have specifically been established in the Audited Balance Sheet, to the extent required by GAAP, (iii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business that are not, individually or in the aggregate, material to the Business, taken as a whole, (iv) zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Authority that are not materially violated by or do not place any material restrictions or limitations on any current use, occupancy or activity conducted by the Company or any of the Company Subsidiaries, (v) in the case of the Leased Property, any Lien to which the fee simple interest (or any superior leasehold interest) is subject so long as such Lien was not due to a default under the Lease Agreements by the Company or any of the Company Subsidiaries, (vi) Liens in favor of the lessors on any personal property located at the demised premises under the Lease Agreements so long as such Lien was not due to a default under the Lease Agreements by the Company or any of the Company Subsidiaries, (vii) easements, rights-of-way, encroachments, restrictions, conditions or imperfections of title or other similar Liens that have arisen in the ordinary course of business which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (viii) non-exclusive licenses of Intellectual Property granted by the Acquired Companies in the ordinary course of business to customers and service providers, (ix) any Liens which are disclosed on the face of the Financial Statements and (x) Liens securing Indebtedness under the Existing Credit Facility that will be discharged at or prior to the Closing.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Authority (or any department, agency or political subdivision thereof) and any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Personal Information” means any information or data considered to be “personally identifiable information,” “personal data,” “sensitive personal data,” “personal information” or any similar term under Applicable Law concerning the collection, processing, disclosure, privacy, protection, transfer or other handling, or security of such data or information.

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“Proceeding” means any suit (whether civil, criminal, administrative, or judicial), action, charge, complaint, claim litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding), investigation, audit or SEC “Wells” process, in each case, whether at law or in equity, brought by or pending before any court or other Governmental Authority or any arbitrator or arbitration panel (and, in each case, including if resulting from a claim, charge, complaint, citation or demand).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape into the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants (other than independent public accountants), consultants, agents and other authorized representatives and advisors of such Person.

“Required Information” means all financial information regarding the Company of the type and form customarily included in marketing documents used to syndicate facilities of the type contemplated by the Debt Commitment Letter and that is reasonably requested for the Debt Financing.

“Sanctioned Country” means any country or region subject to economic sanctions or trade restrictions of the United States, Japan, the United Kingdom, the European Union or the United Nations that broadly prohibit or restrict dealings with such country or region (currently Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called “Donetsk People’s Republic” and the so-called “Luhansk People’s Republic” regions of Ukraine and the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine).

“Sanctioned Person” means any Person subject to economic sanctions, trade restrictions, or similar restrictions under any Sanctions Laws, including (i) any Person identified in any sanctions list maintained by (A) the U.S. government, including the U.S. Department of Treasury, Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security, and the U.S. Department of State; (B) the government of Japan; (C) the government of the United Kingdom, including HM Treasury; (D) the European Union; or (E) the United Nations Security Council; (ii) any Person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by or acting for the benefit or on behalf of a Person described in clause (i) or (ii).

“Sanctions Laws” means all Applicable Laws concerning embargoes, economic sanctions, export or import controls or restrictions, the ability to make or receive international payments, the ability to engage in international transactions, or the ability to take an ownership interest in assets located in a foreign country, including those administered by Office of Foreign Assets Control of the U.S. Department of Treasury, the Bureau of Industry and Security of the U.S. Department of Commerce, and the U.S. Department of State, the United Nations Security Council, the European Union or HM Treasury and any other similar laws of any other jurisdiction.

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“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Security Incident” means any actual breach of security (including any successful phishing incident, ransomware or malware attack), unauthorized Processing of Personal Information, trade secrets or other confidential information, or other cyber or security incident affecting or with respect to (a) any of the Business Systems owned or controlled by any Acquired Company or (b) data or information (including trade secrets and Personal Information) owned or Processed by or on behalf of any Acquired Company.

“Solvent” means, when used with respect to any Person, that, on a consolidated basis as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the amount of all liabilities of such Person, as of such date, as such amounts are determined in accordance with Applicable Law governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its debts as such debts become absolute and matured, (ii) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (iii) such Person will be able to pay its liabilities and debts as they mature and (iv) such Person is not insolvent under Applicable Law.

“Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (i) capital stock or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or (ii) a majority of the outstanding voting securities of such Person.

“Superior Proposal” means a bona fide written Acquisition Proposal (provided that for purposes of this definition the references to “at least twenty five percent (25%)” in the definition of Acquisition Transaction shall be deemed to be references to “more than fifty percent (50%)”) made by a Third Party that (i) was not solicited in violation of Section 6.02(a) in any material respect and (ii) the Company Board determines in its good faith judgment (after consultation with its financial advisors and outside legal counsel) (A) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including certainty of closing) and the identity of the Person making the proposal and other aspects of the Acquisition Proposal the Company Board deems relevant and (B) would, if consummated, result in a transaction that is more favorable to the Company’s stockholders than the Merger.

“Tax” means any tax or other similar governmental assessment or charge of any kind whatsoever, including income, franchise, profits, corporations, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on

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minimum, environmental or other governmental taxes or charges (including taxes, charges, or other assessments which are imposed upon or incurred under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law) as a result of membership in an affiliated, consolidated, combined or unitary group for Tax purposes, or as transferee or successor, by contract or otherwise), together with any interest, penalty, or addition to tax with respect thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person (other than any such obligations arising under commercial agreements or arrangements entered into in the ordinary course of business).

“Tax Return” means any report, return, document, declaration or information return required to be filed with or supplied to a Taxing Authority (including any amendments thereto and including any schedule or statement thereto).

“Taxing Authority” means any Governmental Authority exercising any authority to determine, impose, regulate, collect, levy, assess, enforce or administer any Tax.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent, Merger Sub, the Company or any of their respective Affiliates or Representatives (solely in their capacity as such).

“Transaction Documents” means, collectively, the Support Agreement, the Transition Services Agreement, the GESA, the IP Matters Agreement, the Subcontractor Agreement and the certificates delivered pursuant to Section 7.02(c) and Section 7.03(c).

“Transaction Litigation” means any claim or Proceeding against the Company, its Subsidiaries or any of its or their respective stockholders, directors or officers (including any class action or derivative litigation) relating, directly or indirectly, to this Agreement, the Merger or the other Transactions, including disclosures made under securities laws and regulations related thereto.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.

“Unaudited Balance Sheet” means the unaudited condensed consolidated balance sheet of the Acquired Companies, as of August 2, 2024, included in the Company SEC Documents.

“Unaudited Balance Sheet Date” means the date of the Unaudited Balance Sheet.

“Unaudited Financial Statements” means the unaudited condensed consolidated financial statements of the Acquired Companies consisting of the Unaudited Balance Sheet and all of the related condensed consolidated statements of income and comprehensive income, cash flows and equity of the Acquired Companies as of and for the three (3) and six (6) months ended August 2, 2024 (including, in each case, any related notes thereto), included in the Company SEC Documents.

“Union” means any labor union, trade union, works council, or similar employee representative body representing one or more current or former employees of the Company or any of the Company Subsidiaries.

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“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Applicable Law.

“Willful Breach” means, with respect to any representation, warranty, agreement or covenant in this Agreement, an act or omission (including a failure to cure circumstances) where the breaching party knows such action or omission is or would reasonably be expected to result in a breach of this Agreement.

(b)               Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Alternative Acquisition Agreement	6.02(c)
Alternative Financing	6.06(b)
Bankruptcy and Equity Exceptions	4.03(a)
Business Data	4.21(f)
Business IP	4.23(a)
Capitalization Date	4.07(a)
Certificate of Merger	2.02(a)
Certificates	2.04(a)
Change in Recommendation	6.02(c)
Class A Common Stock	4.07(a)
Class B Common Stock	4.07(a)
Closing	2.01
Company Board	Recitals
Company Common Stock	4.07(a)
Company Disclosure Letter	4
Company Employee Plan	4.19(e)
Company Employees	4.19(e)
Company Preferred Stock	4.07(a)
Company Recommendation	4.03(b)
Company Related Parties	9.04(i)
Company SEC Documents	4.09(a)
Company Securities	4.07(c)
Company Termination Fee	9.04(b)
Compensation Committee	2.06(e)
Converted Cash Award	2.06(c)(ii)
Current Policy	6.10(b)
Current Premium	6.10(b)
Debt Commitment Letter	5.10(a)
Debt Financing	5.10(a)
Delaware Secretary	2.02(a)
DGCL	Recitals
Diamond	Recitals
Diamond Employee Plan	4.19(a)
Dissenting Shares	2.05
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Term	Section
Effect	1.01(a)
Effective Time	2.02(b)
Employee Plan	4.19(a)
End Date	8.01(b)(i)
Environmental Permits	4.22(a)
Excluded Benefits	6.05(a)
Exclusive Rights	4.16(b)(iv)
Filed Company Contract	4.16(a)
Foreign Employee Plan	4.19(l)
GESA	Recitals
Indemnified Party	6.10(a)
Information Statement	6.03(b)(i)
Lease Agreement	4.24(b)
Leased Property	4.24(b)
Material Customers	4.16(b)(viii)
Material Suppliers	4.16(b)(ix)
Merger	Recitals
Merger Consideration	2.03(a)
Merger Sub	Preamble
Morgan Stanley	Section 4.27
Parent	Preamble
Parent Benefit Plans	6.05(c)
Parent Disclosure Letter	5
Parent Related Parties	9.04(j)
Paying Agent	2.04(a)
Payment Fund	2.04(a)
Per Share Amount	Recitals
Piper Sandler	Section 4.27
Pre-Closing Period	6.01(a)
Process	4.21(f)
Required Amount	5.10(a)
Requisite Stockholder Approval	4.04
Schedule 14D-9	2
Share	Recitals
Software	1.01(a)
Specified Contract	4.16(b)
Subcontractor Agreement	Recitals
Superior Proposal Notice	6.02(e)
Support Agreement	Recitals
Surviving Corporation	2.02(c)
Surviving Corporation Common Stock	2.03(e)
Transactions	Recitals
Transition Services Agreement	Recitals
Unvested Company RSU	2.06(b)(ii)
UPE	6.11(b)
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Term	Section
Vested Company RSU	Section 2.06(c)(i)
Written Consent	4.04

Section 1.02.      Other Definitional and Interpretative Provisions. The words “hereof,” “herein,” “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings and captions contained herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or subsection. All Exhibits, Annexes and Schedules attached hereto or referred to herein (but not, for the avoidance of doubt, in the Schedules) are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The words “ordinary course of business” or similar phrases shall be deemed to be followed by “consistent with past practices of the Company or consistent with the then-current practices in similar circumstances of other companies generally in the industry in which the Company operates.” References (i) to “$” and “dollars” are to the currency of the United States and (ii) to “days” shall be to calendar days unless otherwise indicated. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” The word “or” shall be disjunctive, but not exclusive. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively. No summary of this Agreement or any Exhibit, Annex, Schedule or other document delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such Exhibit, Annex or Schedule.  Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified.  Any Contract, instrument or law defined or referred to herein means such Contract, instrument or law as from time to time amended, modified or supplemented prior to the date hereof (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to (x) any statute shall be deemed to refer to such statute, as amended and (y) any rules or regulations promulgated thereunder, in each case, as of such date). Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms.

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ARTICLE 2

THE MERGER

Section 2.01.      The Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) will take place on the date that is the later to occur of (i) four (4) Business Days after the satisfaction or, to the extent permitted hereunder and by Applicable Law, waiver of all conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder and by Applicable Law) of such conditions) and (ii) the date that is forty five (45) days following the date hereof, unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed upon in writing by the parties hereto.

Section 2.02.      The Merger.

(a)               Effecting the Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, as promptly as practicable on the Closing Date, Parent, Merger Sub and the Company shall (i) cause a certificate of merger in such form as required by and in accordance with the applicable provisions of the DGCL (the “Certificate of Merger”) to be executed and filed with the Office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) and (ii) take all other necessary or appropriate action to cause the Merger to be effected under the applicable provisions of the DGCL.

(b)               Effective Time. The Merger shall become effective on such date and at such time as the Certificate of Merger has been duly filed with the Delaware Secretary or at such later time and date as may be agreed by the parties in writing and specified in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

(c)               Surviving Corporation. At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall become a wholly owned Subsidiary of Parent, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(d)               Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger.

Section 2.03.      Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any stockholder thereof or any other Person:

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(a)               except as otherwise provided in Section 2.03(b), Section 2.03(c), Section 2.03(d), or Section 2.05, each Share issued and outstanding immediately prior to the Effective Time shall (i) be converted automatically into the right to receive the Per Share Amount in cash, without interest (the “Merger Consideration”) and (ii) upon conversion thereof in accordance with this Section 2.03(a), cease to be outstanding and shall automatically be canceled and cease to exist and each holder of a Certificate representing any such Shares shall have only the right to receive the Merger Consideration with respect thereto in accordance with Section 2.04;

(b)               each Share owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent or Merger Sub immediately prior to the Effective Time shall be canceled and cease to exist, and no consideration shall be paid or delivered in exchange therefor and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto;

(c)               each Share held in the Company’s treasury immediately prior to the Effective Time shall be canceled and cease to exist, and no consideration shall be paid or delivered in exchange therefor and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto;

(d)               each Share owned by any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be canceled and cease to exist, and no consideration shall be paid or delivered in exchange therefor and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto; and

(e)               each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid, nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”), which shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time.

Section 2.04.      Surrender and Payment.

(a)               Paying Agent; Payment Fund. Prior to the Closing Date, Parent shall appoint a paying agent reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the aggregate Merger Consideration to which the holders of such Shares shall become entitled pursuant to Section 2.03(a). On or prior to the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.03 (together with the amount deposited pursuant to the immediately preceding sentence, the “Payment Fund”). To the extent the Payment Fund diminishes for any reason below the level required to make prompt payment of any outstanding Merger Consideration to be paid in exchange for Shares converted in the Merger pursuant to Section 2.03(a) (including Dissenting Shares losing their status as such), Parent and the Surviving Corporation shall promptly replace or restore the lost portion of such Payment Fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments. The Payment Fund shall not be used for any purpose other than to pay the Merger Consideration in the Merger. The Payment Fund shall be invested by the Paying Agent as directed

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by the Surviving Corporation; provided that such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. Promptly after the Effective Time and in any event no later than three (3) Business Days after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each record holder of Shares at the Effective Time, in each case whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.03(a), a letter of transmittal and instructions (which shall specify that delivery of the Shares shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the certificate representing the Shares (collectively, the “Certificates”; provided, however, that any references herein to “Certificates” are deemed to include references to effective affidavits of loss in accordance with Section 2.10 or to book-entry account statements relating to the ownership of Shares, as applicable) to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify for use in effecting the surrender of Certificates in exchange for payment of the Merger Consideration for each Share).

(b)               Surrender of Shares. Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Shares represented by a Certificate promptly upon (i) surrender to the Paying Agent of the Certificate (provided, however, that delivery of a book-entry statement shall not be required in respect of any uncertificated Shares held of record in book-entry), together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of the exchange of book-entry Shares. Until so surrendered or transferred, each such Certificate shall represent, after the Effective Time for all purposes, only the right to receive such Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate.

(c)               Unregistered Transferees. If any portion of the aggregate Merger Consideration to be paid in respect of any Certificate is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall either pay to the Paying Agent any transfer Tax required as a result of such payment being made to a Person other than the registered holder of such Certificate or otherwise establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d)               No Other Rights. The Merger Consideration paid upon the surrender of Certificates or book-entry Shares (provided, however, that delivery of a book-entry statement shall not be required in respect of any uncertificated Shares held of record in book-entry) in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate or book-entry Share and

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from and after the Effective Time, the Surviving Corporation shall not permit any further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, the holder of such Certificates shall be given a copy of a letter of transmittal and instructed to comply with the instructions therein in order to receive the Merger Consideration to which such holder is entitled pursuant to the Merger. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except to receive, upon surrender of a Certificate or book-entry Share pursuant to and in accordance with this Section 2.04, the Merger Consideration in respect of each Share represented thereby, except as otherwise provided herein or by Applicable Law.

(e)               Termination of the Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Shares at any time following the date that is twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 2.04 prior to that time shall, subject to abandoned property, escheat or other Applicable Laws, thereafter look only to Parent or the Surviving Corporation (subject to Section 2.09) as general creditors thereof for payment of the Merger Consideration.

Section 2.05.      Dissenting Shares. Notwithstanding Section 2.04 or any other provision of this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time (other than Shares cancelled pursuant to Section 2.03(b), Section 2.03(c) or Section 2.03(d)) and held by a holder who is entitled to demand appraisal and who has properly demanded appraisal of such Shares in accordance with Section 262 of the DGCL and, as of the Effective Time, has neither effectively withdrawn nor lost such holder’s right to appraisal pursuant to the DGCL with respect to such Shares (any such Shares, “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled only to such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws, waives or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.03(a), without interest thereon, upon surrender of such Certificate formerly representing such Shares. The Company shall provide Parent with prompt written notice of any demands received by the Company for appraisal of any Shares, any withdrawal of any such demand and any other demand, notice and/or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, or if required by Applicable Law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.06.      Company Stock Options; Company Restricted Shares; Company RSUs; Company PSUs.

(a)               Company Stock Options.

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(i)                Vested Company Options. At the Effective Time, each Company Stock Option that is vested, outstanding and unexercised immediately prior to the Effective Time (a “Vested Company Stock Option”) shall be canceled as of immediately prior to, and contingent upon, the Effective Time (without regard to the exercise price of such Vested Company Stock Option) in exchange for the right to receive a lump-sum cash payment, less applicable Tax withholdings, equal to the amount of the Option Consideration, if any, with respect to such Vested Company Stock Option; provided, however, that if the per-share exercise price of any such Vested Company Stock Option is equal to or greater than the Per Share Amount, such Vested Company Stock Option shall be canceled and terminated without any cash payment being made in respect thereof.

(ii)              Unvested Company Options. At the Effective Time, each Company Stock Option that is not a Vested Company Option (an “Unvested Company Stock Option”) shall be canceled as of immediately prior to, and contingent upon, the Effective Time (without regard to the exercise price of such Unvested Company Stock Option) in exchange for the right to receive an aggregate amount in cash, without interest, less applicable Tax withholdings (a “Converted Option Cash Award”) equal to the amount of the Option Consideration, if any, with respect to such Unvested Company Stock Option; provided, however, that if the per-share exercise price of any such Unvested Company Stock Option is equal to or greater than the Per Share Amount, such Unvested Company Stock Option shall be canceled and terminated without any cash payment being made in respect thereof. Subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, such Converted Option Cash Award will vest and become payable at the same time as the Unvested Company Stock Option award from which it was converted would have vested pursuant to its terms and shall otherwise remain subject to the same terms and conditions as applied to such Unvested Company Stock Option award immediately prior to the Effective Time (including time-based or service-based vesting conditions and any terms related to vesting acceleration upon termination of employment and change in control treatment), except for terms rendered inoperative by reason of the consummation of the Merger and for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the Converted Option Cash Award.

(b)               Restricted Shares.

(i)        Vested Company Restricted Shares. Each Company Restricted Share that vests upon the occurrence of the Effective Time by its terms and without any action by the Company and is outstanding immediately prior to the Effective Time (a “Vested Company Restricted Share”) shall, automatically and without any required action on the part of Parent, the Company or the holder thereof, become fully vested, and shall be treated in accordance with Section 2.03 above.

(ii)       Unvested Company Restricted Shares. Each Company Restricted Share that is outstanding and is not a Vested Company Restricted Share (an “Unvested Company Restricted Share”) shall, without any action on the part of Parent, the Company or the holder thereof, be canceled as of immediately prior to, and contingent upon, the Effective Time in exchange for the contingent right to receive from Parent or the Surviving Corporation an aggregate amount in cash, without interest, less applicable Tax withholdings (a “Converted Cash RS”) equal

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to the Per Share Amount. Subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, such Converted Cash RS will vest and become payable at the same time as the Unvested Company Restricted Share from which it was converted would have vested pursuant to its terms and shall otherwise remain subject to the same terms and conditions as applied to such Unvested Company Restricted Share immediately prior to the Effective Time (including time-based or service-based vesting conditions and any terms related to vesting acceleration upon termination of employment and change in control treatment), except for terms rendered inoperative by reason of the consummation of the Merger and for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the Converted Cash RS.

(c)               Company RSUs.

(i)                Vested Company RSUs. Each Company RSU award that is vested (but not yet settled) or vests upon the occurrence of the Effective Time by its terms and without any action by the Company and is outstanding immediately prior to the consummation of the Merger (a “Vested Company RSU”), shall, without any action on the part of Parent, the Company or the holder thereof, be canceled as of immediately prior to, and contingent upon, the Effective Time in exchange for the right to receive, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment (without interest), less applicable Tax withholdings, equal to the Per Share Amount multiplied by the aggregate number of Shares of Company Common Stock subject to such Vested Company RSU award immediately before the consummation of the Merger. For the avoidance of doubt, any Company RSU held by a non-employee member of the Company Board shall be a Vested Company RSU.

(ii)              Unvested Company RSUs. Each Company RSU award that is outstanding and is not a Vested Company RSU (an “Unvested Company RSU”) award, shall, without any action on the part of Parent, the Company or the holder thereof, be canceled as of immediately prior to, and contingent upon, the Effective Time in exchange for the contingent right to receive from Parent or the Surviving Corporation an aggregate amount in cash, without interest, less applicable Tax withholdings (a “Converted Cash Award”) equal to the Per Share Amount multiplied by the aggregate number of Shares of Company Common Stock subject to such Unvested Company RSU award immediately before the consummation of the Merger. Subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, such Converted Cash Award will vest and become payable at the same time as the Unvested Company RSU award from which it was converted would have vested and been settled pursuant to its terms and shall otherwise remain subject to the same terms and conditions as applied to such Unvested Company RSU award immediately prior to the Effective Time (including time-based or service-based vesting conditions and any terms related to vesting acceleration upon termination of employment and change in control treatment), except for terms rendered inoperative by reason of the consummation of the Merger and for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the Converted Cash Award.

(d)               Company PSUs.

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(i)                Vested Company PSUs. Each Company PSU award that is earned and vested (but not yet settled) or is earned and vests upon the occurrence of the Effective Time by its terms and without any action by the Company and is outstanding immediately prior to the consummation of the Merger (a “Vested Company PSU”), shall, without any action on the part of Parent, the Company or the holder thereof, be canceled as of immediately prior to, and contingent upon, the Effective Time in exchange for the right to receive, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment (without interest), less applicable Tax withholdings, equal to the Per Share Amount multiplied by the aggregate number of Shares of Company Common Stock subject to such Vested Company PSU award immediately before the consummation of the Merger.

(ii)              Unvested Company PSUs. Each Company PSU award that is outstanding and is not a Vested Company PSU Award (an “Unvested Company PSU”), shall, without any action on the part of Parent, the Company or the holder thereof, be (A) deemed achieved at the greater of target or actual performance level through the Effective Time, and (B) canceled as of immediately prior to, and contingent upon, the Effective Time in exchange for the contingent right to receive from Parent or the Surviving Corporation a Converted Cash Award equal to the Per Share Amount multiplied by the aggregate number of Shares of Company Common Stock subject to such Company PSU award immediately before the consummation of the Merger. Subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, such Converted Cash Award will vest and become payable at the same time as the Unvested Company PSU award from which it was converted would have vested and been settled pursuant to its terms and shall otherwise remain subject to the same terms and conditions as applied to such Unvested Company PSU award immediately prior to the Effective Time (excluding any applicable performance-based vesting conditions but including time-based or service-based vesting conditions and any terms related to vesting acceleration upon termination of employment and change in control treatment), except for terms rendered inoperative by reason of the consummation of the Merger and for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the Converted Cash Award.

(e)               At or prior to the Effective Time, the Company, the Company Board and the Compensation Committee of the Company Board (the “Compensation Committee”), as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.06 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act) and to provide that, from and after the Closing, “poor performance” shall not apply in the definition of “Cause” contained in the Company Stock Plan; such that, following the Effective Time, there shall be no outstanding Company Equity Awards (whether vested or unvested), other than the Converted Option Cash Awards, Converted Cash RS and Converted Cash Awards that remain outstanding pursuant to Section 2.06. Without limiting the foregoing, the Company will take all necessary actions to ensure that, following the Effective Time, no participant in the Company Stock Plan will have any right thereunder to acquire any equity securities or equity-based awards of the Company, the Surviving Corporation or any of their respective Subsidiaries. No later than ten (10) Business Days prior to Closing, the Company shall provide to Parent or its counsel for review drafts of any documentation prepared by the Company or its counsel to effectuate the foregoing and shall incorporate in good faith Parent’s reasonable comments thereto.

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(f)                As soon as reasonably practicable after the Effective Time (but no later than the later of (i) five (5) days after the Effective Time and (ii) the payroll date after the Effective Time), the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay the amounts provided for in Section 2.06(a)(i), Section 2.06(b)(i), Section 2.06(c)(i) and Section 2.06(d)(i) that are payable with respect to Vested Company Stock Options, Vested Company Restricted Shares, Vested Company RSUs and Vested Company PSUs, respectively, through, to the extent applicable, the Surviving Corporation’s payroll to the holders of Vested Company Stock Options, Vested Company Restricted Shares, Vested Company RSUs and Vested Company PSUs, respectively. At the Effective Time, each holder of a Company Stock Option, Company Restricted Share, Company RSU or Company PSU shall cease to have any rights with respect thereto, except the right or conditional right, as applicable, to receive the payments provided for under this Section 2.06. Notwithstanding anything in this Section 2.06 to the contrary, (A) with respect to any Company Equity Award held by a non-employee member of the Company Board, such payment shall be made through the Surviving Corporation’s standard accounts payable procedures and (B) with respect to Company Equity Awards held by individuals subject to Taxes imposed by the Laws of a country other than the United States, the Parties shall use commercially reasonable efforts to cooperate in good faith prior to the Effective Time to minimize the Tax impact of the provisions set forth in this Section 2.06 (it being understood that Parent and Merger Sub need not take, and the Company shall not take, any action which would increase the costs associated with terminating the Company Equity Awards).

(g)               To the extent a payment pursuant in this Section 2.06 would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest date that payment would not trigger such Tax or penalty.

Section 2.07.      Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, consolidation, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or similar transaction, all references herein to a specified number of shares affected thereby, and any calculations that are based upon such numbers of shares affected thereby, including the Per Share Amount, the Merger Consideration and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted.

Section 2.08.      Withholding Rights. Notwithstanding any other provision of this Agreement, each of Parent, the Company, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled (i) to deduct and withhold (or cause to be deducted or withheld) from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted or withheld from such payment under any provision of any applicable Tax law and (ii) to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from any Person to whom a payment is required to be made pursuant to this Agreement. To the extent that amounts are so deducted and withheld by Parent, the Company, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, such amounts shall (i) be paid to the appropriate Taxing Authorities and (ii) to the extent paid to the appropriate Taxing Authorities, be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, the Company, Merger Sub, the

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Surviving Corporation or the Paying Agent, as the case may be, made such deduction and withholding.

Section 2.09.      No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or any of their respective Subsidiaries, or the Paying Agent, shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Applicable Law. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.10.      Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Paying Agent, the posting by such Person of a bond, in such customary amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated under this Article 2.

Section 2.11.      Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of Shares shall thereafter be made.

Section 2.12.      Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company or otherwise) to take, and shall take, all such action.

Article 3

THE SURVIVING CORPORATION

Section 3.01.      Certificate of Incorporation. At the Effective Time and without any further action on the part of the Company and Merger Sub, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety as set forth on Exhibit B and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and the DGCL (but subject to Section 6.10).

Section 3.02.      Bylaws. The parties hereto shall take all necessary action such that the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except (i) that all references therein to Merger Sub shall be amended to become references to the Surviving Corporation and (ii) for any changes as shall be necessary to comply with Section 6.10) and, as so amended and restated, will be the bylaws

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of the Surviving Corporation until thereafter amended in accordance with its terms, the certificate of incorporation of the Surviving Corporation and the DGCL (but subject to Section 6.10).

Section 3.03.      Directors and Officers. The parties shall take all necessary action such that, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, or until their earlier death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

Article 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed with the SEC on or after January 1, 2022 and prior to the date of this Agreement (other than as set forth in the forward-looking statements or the “risk factors” contained therein or other disclosures that are predictive, cautionary or forward-looking in nature) (it being acknowledged that nothing disclosed in the Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 4.07 or clause (b) of Section 4.11) or (b) as set forth in the Company Disclosure Letter (each section or subsection of which qualifies the correspondingly numbered and lettered representation and warranty in this Article 4 to the extent specified therein and the representations and warranties in such other applicable sections or subsections of this Agreement to the extent that it is reasonably apparent on its face upon reading the disclosure contained in such section or subsection of the Company Disclosure Letter that such disclosure is responsive to such other numbered and lettered Section or subsection of this Article 4) delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01.      Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Applicable Law of the State of Delaware. The Company has full power and authority required to carry on its business as conducted as of the date of this Agreement. The Company is duly licensed and qualified to do business as a foreign corporation and is in good standing (to the extent a concept of “good standing” is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so licensed, qualified or in good standing have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has full power and authority required to own, lease and operate the assets and properties that it purports to own, lease and operate, except where any failure thereof has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.02.      Organizational Documents. The Organizational Documents that are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2024, are true, correct and complete copies of the Organizational Documents of the Company as of the date of this Agreement, and contain and reflect any and all

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amendments thereto, and (i) the Organizational Documents of the Company are in full force and effect and (ii) the Company is not in violation of any provision of such Organizational Documents.

Section 4.03.      Corporate Authorization.

(a)               Authority; Enforceability. (i) The Company has full power and authority to enter into this Agreement and the Transaction Documents to which it is a party and, subject to receiving the Requisite Stockholder Approval (as defined below), to consummate the Merger on the terms and subject to the conditions set forth herein and (ii) the execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which it is a party and the consummation by the Company of the Transactions have been duly authorized by all necessary action on the part of the Company subject, in the case of the Merger, to the filing with the Delaware Secretary of the Certificate of Merger as required by the DGCL. The Company has duly executed and delivered this Agreement and the Transaction Documents to which it is a party, and, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub and the Transaction Documents by the other parties thereto, each of this Agreement and the Transaction Documents to which it is a party constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general principles of equity (the “Bankruptcy and Equity Exceptions”).

(b)               Approval and Recommendation. The Company Board, at a meeting thereof duly called and held, duly adopted unanimous resolutions (which, as of the execution and delivery of this Agreement by the parties hereto, have not been rescinded, modified or withdrawn in any way) (i) determining that this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Company’s stockholders, (ii) approving this Agreement and the Transactions, including the Merger, and declaring that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders and (iii) resolving to recommend that the stockholders of the Company adopt this Agreement and approve the Merger in accordance with the DGCL (the matters described in clauses (i) through (iii), the “Company Recommendation”).

Section 4.04.      Written Consent. Except for the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote to adopt this Agreement (the “Requisite Stockholder Approval”), no other vote or approval of the holders of any class or series of capital stock of the Company is necessary pursuant to Applicable Law, or the Organizational Documents of the Company to adopt this Agreement. The delivery of written consent substantially in the form attached hereto as Exhibit C (the “Written Consent”) to approve and adopt this Agreement and the Merger in accordance with Section 228 and Section 251(c) of the DCGL will satisfy the Requisite Stockholder Approval. Except for the Requisite Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the Merger and any other transactions contemplated by this Agreement or the Transaction Documents to which the Company is a party.

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Section 4.05.      Governmental Authorization. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.03, and subject to receiving the Requisite Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which the Company is a party, and the consummation by the Company of the Transactions (including the Merger), require no action by or in respect of, consent, approval or other authorization from or filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary and appropriate corresponding documents with the appropriate authorities of any other states in which the Company is qualified as a foreign corporation to transact business, (ii) compliance with and filings pursuant to any applicable requirements of the HSR Act and any other applicable Antitrust and Foreign Investment Laws, (iii) any other filings and reports, including any Company SEC Documents, that may be required in connection with this Agreement and the Transactions (including the Merger) under the Exchange Act (including the filing of the Information Statement), (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities laws or any rule or regulation of Nasdaq and (v) any other actions by or in respect of, consent, approval or authorization from or filing with or notification to, any Governmental Authority, the absence of which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.06.      Non-contravention. The execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which the Company is a party, and the consummation by the Company of the Transactions (including the Merger), do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the Organizational Documents of the Company, (ii) assuming compliance with the matters referred to in Section 4.05, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order applicable to the Company or any Company Subsidiaries or by which any material properties or assets of the Company or any Company Subsidiaries are bound, (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a default under, or result in the termination or cancellation of, or give to others any right to receive any payment, right to purchase (including any right of first refusal or right of first offer or the like) or any right of termination, vesting, amendment, modification, acceleration or cancellation (in each case, with or without notice or lapse of time or both) under any Specified Contract or Lease Agreement to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected or any Permits affecting, or relating in any way to, the property of the Company or any of the Company Subsidiaries, assets of the Company or any of the Company Subsidiaries or the Business or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any rights, property or asset of the Company or any of the Company Subsidiaries, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.07.      Capitalization.

(a)               The authorized capital stock of the Company consists of (i) 3,200,000,000 shares, consisting of (i) 2,500,000,000 shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), (ii) 500,000,000 shares of Class B common

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stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Company Common Stock”), and (iii) 200,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”).  The rights and privileges of the Company Common Stock and the Company Preferred Stock are as set forth in the Company’s Restated Certificate of Incorporation, as filed with the Delaware Secretary on April 22, 2016.  At the close of business on October 17, 2024 (the “Capitalization Date”), (A) (i) 18,890,066 Shares of Class A Common Stock were issued and outstanding, (ii) 1,257,443 Shares of Class A Common Stock were held by the Company in its treasury and (iii) 146,202 Company Stock Options, representing the right to purchase (subject to the terms thereof) an aggregate of zero Shares of Class A Common Stock, were issued and outstanding, (B) (i) 70,000,000 Shares of Class B Common Stock were issued and outstanding, (ii) zero Shares of Class B Common Stock were held by the Company in its treasury and (iii) zero Company Stock Options representing the right to purchase Shares of Class B Common Stock were issued and outstanding, (C) zero Company Restricted Shares were issued and outstanding, (D) an aggregate of 10,432,878 Company RSUs were issued and outstanding, (E) an aggregate of 1,735,291 Company PSUs were issued and outstanding (based on the target level of performance) and an aggregate of 2,602,935 Company PSUs were issued and outstanding (based on the maximum level of performance, which is 150% of the target level of performance), and (F) zero shares of Company Preferred Stock were issued and outstanding or held by the Company in treasury.  All outstanding shares of capital stock of the Company have been, and all Shares that may be issued pursuant to the Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive or similar rights.  No Subsidiary of the Company owns any shares of capital stock of the Company.  As of the Capitalization Date, 4,436,868 Shares of Class A Common Stock were reserved for issuance pursuant to the Company Stock Plan.

(b)               The Company has Made Available to Parent, as of the Capitalization Date, a complete and correct list of (i) all outstanding Company Stock Options, (ii) all outstanding Company Restricted Shares, (iii) all outstanding Company RSUs and (iv) all outstanding Company PSUs, and, in each case, including the number of Shares of Company Common Stock subject to such award, the name or employee identification number of the holder thereof, the grant date, the expiration date (if any), the exercise or purchase price per share (if any), in the case of Company Stock Options, whether such Company Stock Option is intended to constitute an “incentive stock option” within the meaning of Section 422 of the Code, the vesting schedule, including the extent to which any vesting had occurred as of the Capitalization Date and any performance targets or similar conditions to exercisability or settlement thereof, and whether (and to what extent) the vesting of such Company Equity Award may be accelerated in any way by the consummation of the Merger (alone or in combination with any other event, including the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger). The Company stock plan set forth on Section 4.07(b) of the Company Disclosure Letter (the “Company Stock Plan”) is the only plan or program the Company or any of the Company Subsidiaries maintains under which stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock, or other compensatory equity and equity-based awards are outstanding, and no awards other than Company Stock Options, Company Restricted Shares, Company RSUs and Company PSUs have been granted under the Company Stock Plan.

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(c)               Except as set forth in this Section 4.07 and for changes since the Capitalization Date resulting from the exercise or settlement of Company Equity Awards outstanding on such date or granted after such date in compliance with the terms of this Agreement, there are no outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company or Company Subsidiaries, (ii) securities of the Company or the Company Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests of the Company or any of the Company Subsidiaries, (iii) options, warrants, puts, calls or other rights or arrangements to acquire from the Company or any of the Company Subsidiaries, or other obligations or commitments of the Company or any of the Company Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company or any of the Company Subsidiaries, (iv) restricted shares, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company or any of the Company Subsidiaries (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or commitments, other than pursuant to the terms of the Support Agreement, to which Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of the Company Subsidiaries or (vi) contractual obligations or commitments (whether contingent or otherwise) restricting the transfer of, or requiring the registration for sale of, granting any preemptive or anti-dilution rights with respect to or requiring the repurchase, redemption, disposition or acquisition, or containing any right of first refusal with respect to any shares of capital stock of the Company or any of the Company Subsidiaries. There are no outstanding obligations or commitments of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities or any of the capital stock of the Company Subsidiaries.

(d)               Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Stock Options, Company Restricted Shares, Company RSUs, and Company PSUs convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. All Company Stock Options may, by their terms, be treated in accordance with Section 2.06.

Section 4.08.      Subsidiaries.

(a)               Subsidiary Capital Stock. Neither the Company nor any of the Company Subsidiaries (i) owns, directly or indirectly, or has the right to acquire pursuant to any Contract or upon the conversion or exchange of any security, any share capital of, or any partnership interests, joint venture or other equity ownership interest of any nature in, any other Person, other than the Company or the Company Subsidiaries or (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Person. All outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company Subsidiaries have been duly authorized and validly issued and are fully paid, nonassessable and

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free of preemptive rights, and all such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens or limitations or restrictions on transfer (other than pursuant to Applicable Law) or voting rights.

(b)               Organization; Qualification. Section 4.08(b) of the Company Disclosure Letter identifies each Company Subsidiary and indicates its jurisdiction of organization. Each Company Subsidiary is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing (to the extent a concept of “good standing” is applicable) under the laws of its jurisdiction of incorporation or organization and has full corporate or other organizational power and authority required to own, lease and operate the assets and properties that it purports to own, lease and operate and to carry on its business as conducted as of the date of this Agreement, except where any failure thereof has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Company Subsidiary is duly qualified to do business and is in good standing (to the extent a concept of “good standing” is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.09.      SEC Filings and the Sarbanes-Oxley Act;.

(a)               Since January 1, 2022, the Company has timely filed with or furnished to the SEC (subject to extensions pursuant to Exchange Act Rule 12b-25) each report, statement, schedule, form, certification or other document (including exhibits and all other information incorporated therein) or filing required by Applicable Law to be filed with or furnished by the Company to the SEC (the documents referred to in this Section 4.09(a), as they may have been supplemented, modified or amended since the initial filing date and together with all exhibits thereto and information incorporated by reference therein, the “Company SEC Documents”). No Company Subsidiary is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b)               As of its filing date (or, if amended, supplemented, modified or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder applicable to those Company SEC Documents.

(c)               As of its filing date (or, if amended, supplemented, modified or superseded by another filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document filed on or prior to the date hereof did not, and, subject to the accuracy of the representations and warranties set forth in Section 5.07, each such Company SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under

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which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement, amendment or supplement became effective, did not, and each such Company SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time, as of the date such registration statement, amendment or supplement becomes effective, will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by the Company with the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act.

(d)               As of the date of this Agreement, (i) there are no outstanding or unresolved comments in comment letters received by the Company from the SEC with respect to the Company SEC Documents and (ii) to the Company’s Knowledge, none of the Company SEC Documents is the subject of any ongoing review by the SEC or ongoing SEC investigation.

(e)               Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Acquired Companies, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Documents.

(f)                Since January 1, 2022, the Company has complied in all material respects with (i) all current listing and corporate governance requirements of Nasdaq and (ii) all applicable provisions, rules, regulations and requirements of the Sarbanes-Oxley Act. As of the date of this Agreement, the Company has not received written notice from the SEC challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date of this Agreement.

(g)               The information supplied or to be supplied by the Company for inclusion in the Information Statement (including any amendment or supplement thereto), at the time the Information Statement (and any amendment or supplement thereto) is first filed with the SEC and at the time it is first mailed to the stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein. The Information Statement (and any amendment or supplement thereto) will, on the date it is first filed with the SEC and at the time it is first mailed to the stockholders of the Company, comply as to form in all

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material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 4.10.      Financial Statements; Internal Controls.

(a)               The Audited Financial Statements and the Unaudited Financial Statements (i) complied as to form with the published rules and regulations of the SEC applicable thereto, as of their respective filing dates with the SEC, in all material respects, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved and (iii) fairly present in all material respects the consolidated financial position of the Acquired Companies as of the dates thereof and their consolidated results of statements of operations, comprehensive loss, cash flows and stockholders’ equity as of the dates or for the periods presented therein (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments and the absence of notes).

(b)               The Company maintains, and since January 1, 2022 has maintained, a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the financial statements. Since January 1, 2022, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of such internal control over financial reporting utilized by the Company that would reasonably be expected to be adverse to the Company’s ability to record, process, summarize and report financial information and any fraud, whether or not material, that involves management or other employees of the Acquired Companies who have a significant role in the Company’s internal control over financial reporting.

(c)               The Company has established and maintains, and at all times since January 1, 2022 has maintained, “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are designed to provide reasonable assurance that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to such reports.

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Section 4.11.      Absence of Certain Changes. Since the Unaudited Balance Sheet Date and through the date of this Agreement, (a) the Acquired Companies have conducted their business in all material respects in the ordinary course of business (except with respect to this Agreement and discussions, negotiations and transactions related thereto), (b) there has not been any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (c) the Company has not taken any action that would be prohibited under Sections 6.01(b)(i), (iii), (iv), (v), (vi) (vii), (viii), (x), (xi), (xiii), (xiv), (xv), (xvi), (xviii), (xix), (xxi), (xxii) and (xxiv) (with respect to such subsections only) if taken or proposed to be taken during the Pre-Closing Period (as defined below).

Section 4.12.      No Undisclosed Liabilities. The Acquired Companies do not have any liabilities (whether accrued, contingent, absolute, inchoate or otherwise) of the type required to be disclosed on a balance sheet prepared in accordance with GAAP, except for: (a) liabilities disclosed, reflected or reserved against in the Financial Statements or the notes thereto included in the Company SEC Documents; (b) liabilities incurred in connection with the Transactions; (c) liabilities for performance of obligations of the Acquired Companies under Contracts binding upon the applicable Acquired Company (other than resulting from any breach or acceleration thereof) Made Available to Parent or Contracts entered into in the ordinary course of business; (d) liabilities incurred in the ordinary course of business since the Unaudited Balance Sheet Date (none of which is a tort, breach of contract, infringement, or misappropriation); and (e) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Acquired Company is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.

Section 4.13.      Litigation. (a) There is no, and for the past three (3) years there has been no, Proceeding pending against or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries or any of their respective properties or assets or any of their respective present or former officers or directors in such individual’s capacity as such, and (b) neither the Company nor any of the Company Subsidiaries is subject to any Order, and to the Company’s Knowledge, no such Order is threatened to be imposed, except which, in the case of each of clauses (a) or (b), has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14.      Compliance with Applicable Law.

(a)               Since January 1, 2022, the Company and each of the Company Subsidiaries are and have been in compliance with all Applicable Law and Orders, except where any instances of non-compliance have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2022, neither the Company nor any of the Company Subsidiaries has received any written notice (i) of any Proceeding by any Governmental Authority relating to the Company or any of the Company Subsidiaries or (ii) from any Governmental Authority alleging that the Company or any of the Company Subsidiaries are not in compliance with any Applicable Law or Order, in each case, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(b)               Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and each Company Subsidiary has in effect all Permits necessary for it to lawfully own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as conducted as of the date of this Agreement and (ii) to the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in any right of termination, amendment, cancellation, revocation, suspension or limitation of any Permit and there have occurred no defaults (with or without notice or lapse of time or both) under or, violations of, Permits.

(c)               Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) since January 1, 2022, no Acquired Company or Business Product (A) has failed to be in compliance with all Financial Institution Requirements or (B) is subject to any enforcement action or regulatory order with, is a party to any written agreement, consent agreement, memorandum of understanding, commitment letter or similar undertaking with, or has adopted any board resolutions at the request of, any Governmental Authority, nor has any Acquired Company been advised by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing enforcement actions and (ii) there is no (A) unresolved matter relating to any examination or inspection conducted by a banking Regulatory Authority or (B) written notice or correspondence received by any Acquired Company with respect to pending formal or informal inquiries by, or disagreements with, any banking Governmental Authority with respect to the Business, Business Products, operations, policies or procedures of any Acquired Company.

(d)               Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) since January 1, 2022, the Acquired Companies are and have been, in compliance with all Healthcare Laws. Since January 1, 2022, no Proceeding alleging a violation of, or liability or potential responsibility under, or any citation for material noncompliance with Healthcare Laws has been initiated or filed against the Acquired Companies, and the Acquired Companies have not received any notice or communication from any Governmental Authority alleging any violation or noncompliance in any material respect or material liability of the Acquired Companies under any Healthcare Law and (ii) none of the Acquired Companies (A) is or has been subject to HIPAA as a “covered entity” or “business associate” (each as defined in HIPAA), and (B) has, and none of its directors, officers managers, or employees, and, to the Company’s Knowledge, its independent contractors, has ever: used, disclosed, created, received, maintained, accessed, or transmitted “protected health information” (as defined in HIPAA) to conduct the business of the Acquired Companies.

Section 4.15.      Anticorruption Matters. None of the Acquired Companies nor any of their respective officers, directors, or employees, nor to the Company’s Knowledge, any of their respective representatives or agents (in each case, acting in the capacity of an employee or representative of any Acquired Company) has directly or indirectly (i) used any funds (whether of an Acquired Company or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made, promised, offered any unlawful payment or thing of value to foreign or domestic government officials or employees, or to foreign or domestic political parties or campaigns, or to any other Person, or accepted such payment, (iii) accepted any offer from a third party with the expectation that any of the Acquired Companies will

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be providing a business advantage to such third party, (iv) threatened or retaliated against a person who has refused a bribe or who has raised concerns about a bribe or (v) violated any provision of any Anticorruption Laws or any rules or regulations promulgated thereunder or any anti-money laundering laws or any rules or regulations promulgated thereunder or any Applicable Law of similar effect. Since April 24, 2019, none of the Acquired Companies has received any written or, to the Company’s Knowledge, oral communication that alleges any of the foregoing. Since April 24, 2019, none of the Acquired Companies has received any actionable whistleblower complaints of anti-corruption.

Section 4.16.      Specified Contracts.

(a)               As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed or disclosed on Section 4.16(a) of the Company Disclosure Letter.

(b)               Section 4.16(b) of the Company Disclosure Letter sets forth a true and complete list of:

(i)               each Contract with a related person (as defined in Item 404 of Regulation S-K of the Exchange Act) that would be required to be disclosed in the Company SEC Documents;

(ii)              each loan and credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which any Indebtedness of the Company or any of the Company Subsidiaries, in each case, in excess of $500,000, is outstanding or may be incurred, other than any such Contract between or among any of the Company and any of the Company Subsidiaries and any letters of credit;

(iii)             each Contract to which the Company or any of the Company Subsidiaries is a party with respect to which the Company or any of the Company Subsidiaries has any continuing material obligations, in each case, relating to the acquisition or disposition by the Company or any of the Company Subsidiaries of any business, stock, properties or assets of any Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) for, in each case, aggregate consideration of more than $500,000, except for dispositions of immaterial and obsolete assets in the ordinary course of business;

(iv)             each Contract of the Company or any of the Company Subsidiaries that (A) grants a right of exclusivity, right of first offer, right of first refusal or similar right with respect to any business or geographic region (“Exclusive Rights”); (B) restricts in any way the ability of the Company or any of the Company Subsidiaries to compete with any business or in any geographical area or to solicit customers; or (C) containing “most favored nation” or similar provisions; in each case under clauses (A), (B) or (C) (and the defined terms therein) that limits in any material respect the operation of the Acquired Companies, taken as a whole, as currently conducted and that may not be canceled by the Company or any of the Company

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Subsidiaries upon notice of 180 days or less without material penalty or other material liability to the Acquired Companies, taken as a whole;

(v)             each Contract to which the Company or any of the Company Subsidiaries is a party (A) regarding the licensing or sublicensing of, or grant of rights to, any Intellectual Property (except for (v) off-the-shelf nonexclusive licenses of commercially available Software, (w) agreements between the Company or any of the Company Subsidiaries, on the one hand, and their employees or consultants, on the other hand, entered into in the ordinary course of business on the standard form of agreement made available in the Data Room, (x) nonexclusive licenses entered into with customers on the standard form of agreement made available in the Data Room in the ordinary course of business, (y) nonexclusive licenses entered into with contractors in the ordinary course of business, and (z) Contractual obligations in which the grant of non-exclusive rights to Intellectual Property is incidental or ancillary to performance of such obligations), (B) pursuant to which any Acquired Company agrees to settle or resolve any Intellectual Property-related dispute (including any settlement, co-existence or similar Contract) or that otherwise affects, in any material respect, any Acquired Company’s ability to use, enforce, disclose, license, or otherwise exploit any Company Owned IP in any material respect, or (C) regarding the assignment, acquisition, divestiture, or development of material Intellectual Property;

(vi)           each Contract that grants to any person any option, right of first offer or right of first refusal or similar right to purchase, lease, sublease, license, use, possess or occupy any assets material to the Acquired Companies, taken as a whole;

(vii)          each Collective Bargaining Agreement;

(viii)         involves performance of services or delivery of products by the Company or any of the Company Subsidiaries with each of the 10 largest customers of the Company and the Company Subsidiaries, taken as a whole, in each case measured on the basis of the annual dollar value of recurring revenue calculated as of August 2, 2024 (the “Material Customers”);

(ix)           involves the receipt of services or products to the Company or any of the Company Subsidiaries with each of the 10 largest commercial suppliers of the Company and the Company Subsidiaries, taken as a whole, in each case measured on the basis of the annual dollar value of purchases made by the Company and its Subsidiaries for the twelve (12)-month period ended August 2, 2024 (“Material Suppliers”);

(x)            each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority involving an aggregate consideration of more than $250,000 or pursuant to which the Company or any of the Company Subsidiaries will have any material outstanding obligation after the date of this Agreement or which provides for any non-monetary relief (other than customary confidentiality obligations) which would continue to apply to the Company or any Company Subsidiary following the Effective Time; and

(xi)           each material Contract of the Company or any of the Company Subsidiaries that relates to a partnership, joint venture or similar arrangement.

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Each Contract of the type described in this Section 4.16(b) and each Filed Company Contract is referred to herein as a “Specified Contract.” As of the date of this Agreement, the Company has Made Available to Parent true and complete copies of each Specified Contract, including all amendments thereto.

(c)               Each Specified Contract is in full force and effect and is a valid and binding agreement enforceable against the Company or any of the Company Subsidiaries party thereto and, to the Company’s Knowledge, any other party thereto in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions, except where the failure of such Contract to be valid, binding, enforceable or in full force and effect, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company nor any of the Company Subsidiaries party to any Specified Contract is in breach of or default under, or as of the date of this Agreement has provided or received any written notice of any intention to terminate or seek renegotiation of, any Specified Contract, and as of the date hereof and to the Company’s Knowledge, no other party to any Specified Contract is in breach of or default under, or has provided or received any written notice of any intention to terminate or seek renegotiation of, any Specified Contract, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No event or circumstance has occurred that, with or without notice or lapse of time or both, would (i) constitute a breach of or event of default by the Company, (ii) result in a right of termination, modification or renegotiation for the counterparty or (iii) cause or permit the acceleration of or other changes to any right of the counterparty or obligation of the Company under any Specified Contract, except, in the case of clauses (i), (ii) and (iii), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.17.      Government Contracts.

(a)               Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor the Company Subsidiaries have (i) breached or violated in any respect any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (ii) been suspended or debarred from bidding on government contracts by a Governmental Authority; (iii) been audited or investigated by any Governmental Authority with respect to any Government Contract, with the exception of routine audits or investigations; (iv) conducted or initiated any internal investigation or made any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (v) received from any Governmental Authority or any other Person any written notice of breach, cure, show cause or default with respect to any Government Contract; (vi) had any Government Contract terminated by any Governmental Authority or any other Person for default or failure to perform; (vii) received any small business set-aside contract, any other set aside contract or other order or contract or subcontract requiring small business or other preferred bidder status or (viii) entered any Government Contracts payable on a cost-reimbursement basis.

(b)               Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have established and maintained adequate internal controls for

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compliance with their respective Government Contracts; (ii) all pricing discounts have been properly reported to and credited to the customer and all invoices and claims for payment, reimbursement or adjustment submitted by the Company and the Company Subsidiaries were current, accurate and complete as of their respective submission dates; (iii) there are no outstanding claims or disputes in connection with any of the Company’s or the Company Subsidiaries’ Government Contracts and (iv) to the Company’s Knowledge, there are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any investigations or audits by any Governmental Authority with regard to any of the Company’s or the Company Subsidiaries’ Government Contracts.

Section 4.18.      Taxes.

(a)               Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)               (A) the Company and each of the Company Subsidiaries have filed all Tax Returns required by Applicable Law to be filed by the Company or any of the Company Subsidiaries with any Taxing Authority when due (taking into account any available extensions) and in accordance with all Applicable Law; (B) all such Tax Returns are accurate and complete in all respects; and (C) the Company and each of the Company Subsidiaries have paid or withheld (or have had paid or withheld on their behalf) all Taxes required to be paid or withheld (whether or not shown on any Tax Return);

(ii)              neither the Company nor any of the Company Subsidiaries (A) has granted any extension or waiver of the statute of limitations period applicable to any Tax Return of the Company or any of the Company Subsidiaries, which period (after giving effect to such extension or waiver) has not yet expired or (B) has executed or filed any power of attorney with respect to Taxes which will be in effect after the Closing;

(iii)            (A) no deficiencies for Taxes with respect to the Company or any of the Company Subsidiaries have been claimed, proposed or assessed in writing by any Taxing Authority, except for deficiencies that have been paid or otherwise resolved or are being contested in good faith; (B) there is no Proceeding in progress, pending or threatened in writing against or with respect to the Company or any of the Company Subsidiaries in respect of any Tax; (C) no claim has been made in writing by a Taxing Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation or required to file Tax Returns in that jurisdiction; and (D) neither the Company nor any of the Company Subsidiaries has a permanent establishment in any country other than the country of its organization, or has been subject to income Tax in a jurisdiction outside the country of its organization, in each case, where it is required to file an income Tax Return and does not currently file such Tax Return;

(iv)             there are no Liens for Taxes on any assets of the Company or any of the Company Subsidiaries, other than Permitted Liens;

(v)              (A) neither the Company nor any of the Company Subsidiaries is or has ever been a member of an affiliated group of corporations (within the

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meaning of Section 1504(a) of the Code) or any group that has filed a combined, consolidated or unitary Tax Return (other than a group of which Diamond, the Company and/or any Company Subsidiary is or was the common parent) and (B) neither the Company nor any Company Subsidiary has any liability for the Taxes of any Person (other than Diamond, the Company or the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax law), as a transferee or successor or by Contract or otherwise;

(vi)             neither the Company nor any of the Company Subsidiaries (A) has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Tax law) or (B) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (x) an installment sale or open transaction disposition made on or prior to the Closing Date or (y) a gain recognition agreement or closing agreement under Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date; and

(b)               except for the Tax Matters Agreement dated on or about July 20, 2015, as amended on December 8, 2015 and June 6, 2023, by and among the Company and Diamond, there are no Tax sharing agreements or similar arrangements, including Tax indemnity arrangements (other than commercial agreements or arrangements not primarily related to Taxes and entered into in the ordinary course of business) with respect to or involving the Company or any of the Company Subsidiaries, other than, in each case, any agreement or arrangement exclusively between or among the Company and the Company Subsidiaries.

(c)               Neither the Company nor any of the Company Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(d)               None of the Company or any of the Company Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. law) that occurred during the two (2)-year period ending on the date hereof.

Section 4.19.      Employee Benefit Plans.

(a)               Section 4.19(a) of the Company Disclosure Letter contains a correct and complete list identifying (i) each material Diamond Employee Plan and (ii) each material Company Employee Plan, excluding any statutory plans required to be maintained by Applicable Law that are sponsored and administered by a Governmental Authority. “Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment (including offer letter), individual consulting, change of control, retention, severance, termination, equity or equity-based or similar Contract, plan, program, agreement, arrangement or policy and each other plan, program, agreement, arrangement or policy (written or oral) providing for compensation, bonuses, commissions, profit-sharing, savings, stock option, stock purchase, profit participation, phantom stock, stock appreciation, profits interests, or other stock or stock-related rights or other forms of incentive or deferred compensation, vacation

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benefits, welfare benefits in the form of insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, post-employment or retirement benefits (including early retirement or compensation, pension, health, medical or life insurance benefits), supplemental retirement benefits (including termination indemnities and seniority payments), or any other similar fringe, welfare or other benefit or compensation Contract, plan, agreement, arrangement or policy with respect to which the Company or any Company Subsidiary has or could reasonably expect to have any current or contingent liability or obligation. Each Employee Plan that is maintained, administered or contributed to (or required to be contributed to) by Diamond or any of its Affiliates (other than the Company or any Company Subsidiary) for the benefit of or relating to any current or former employee, consultant, independent contractor, officer or director of the Company or any Company Subsidiary and any Business Employee (collectively, “Company Employees”) is referred to herein as a “Diamond Employee Plan.” Each Employee Plan that is sponsored and maintained solely by the Company or any Company Subsidiary is referred to herein as a “Company Employee Plan.”

(b)               With respect to each material Company Employee Plan, the Company has Made Available to Parent complete and accurate copies, to the extent applicable to such Company Employee Plan, of: (A) the most recent annual report on Form 5500 required to have been filed with the IRS, including all schedules thereto; (B) the most recent determination letter (or, if applicable, advisory or opinion letter), if any, from the IRS; and (C) the plan documents and summary plan descriptions and any material modifications thereto, or a written description of the material terms (if not in writing).

(c)               No Company Employee Plan is, and none of the Acquired Companies nor any ERISA Affiliate of any of the Acquired Companies sponsors, maintains or contributes to (or is obligated to contribute to) or since January 1, 2022 has sponsored, maintained or contributed to (or has been obligated to contribute to), or otherwise has any liability or obligation with respect to, any (i) plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, (ii) “defined benefit plan” (as defined in Section 3(35) of ERISA), whether or not subject to ERISA, but excluding any statutory plans sponsored and administered by a Governmental Authority that is required to be maintained pursuant to Applicable Law, (iii) “multiemployer plan” within the meaning of Section 4001(a)(3) or 3(37) of ERISA, (iv) “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA), or (v) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)               Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter to the effect that such Employee Plan is qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or has pending or has time remaining in which to file an application for such determination from the IRS, no such determination letter has been revoked and revocation has not been threatened, and to the Company’s Knowledge there exists no reason why any such determination or opinion letter would reasonably be expected to be

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revoked or not be issued or that would otherwise adversely affect the qualified status of any such Employee Plan. Each Employee Plan has been established, maintained, funded, operated and administered in compliance with its terms and with the requirements prescribed by Applicable Law, except, in each case, where such noncompliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)               Neither the Company nor any of the Company Subsidiaries or, to the Company’s Knowledge, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, that could reasonably be expected to result in the imposition of a future penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of the Company Subsidiaries or any Company Employee Plan or for which the Company or any of the Company Subsidiaries has any future indemnification obligation, except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)                Neither the execution or delivery of this Agreement nor the consummation of the Transactions will (either alone or together with any other event), (i) cause any payment (whether in cash or property) or benefit to become due or payable, or required to be provided, to any Company Employee, (ii) increase the amount or value of any benefit, compensation or other material obligation otherwise payable or required to be provided to any such Company Employee (including severance), (iii) accelerate the time of payment or vesting of, a lapse of restrictions or repurchase rights relating to, any such benefit or compensation, (iv) accelerate the time of or otherwise trigger any funding (through a grantor trust or otherwise) of any such compensation or benefits or (v) result in the forgiveness of indebtedness for any Company Employee.

(g)               No payment or benefit that will or may be made by any of the Acquired Companies in connection with the execution of this Agreement or the consummation of the Transactions (either alone or in combination with any other payment or benefit) could, individually or together with any other payment or benefit, cause any amount to fail to be deductible by reason of Section 280G of the Code.

(h)               There is no contract, agreement, plan or arrangement to which any of the Acquired Companies is a party or by which it is bound that provides any Person with a current or contingent right to a gross-up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(i)                 Each Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been documented and operated in compliance with Section 409A of the Code, except as would not be reasonably likely to result in a material liability to the Company or the Company Subsidiaries, taken as a whole.

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(j)                 Neither the Company nor any of the Company Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or the Company Subsidiaries except as required to comply with Section 4980B of the Code or any similar state law provision and except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(k)                There is no Proceeding pending against or involving or, to the Company’s Knowledge, threatened against or involving any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Employee Plan, including with respect to the administration or operation of such plans, before any arbitrator or any Governmental Authority, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(l)                 With respect to each Employee Plan maintained outside the jurisdiction of the United States (a “Foreign Employee Plan”), without limiting the generality of the other provisions of this Section 4.19: (i) each Foreign Employee Plan required to be registered with a Governmental Authority has been registered and has been maintained in good standing with the appropriate Governmental Authorities; (ii) each Foreign Employee Plan intended to receive favorable Tax treatment satisfies the applicable requirements for such treatment; (iii) no Foreign Employee Plan is a defined benefit plan; and (iv) there are no unfunded or underfunded liabilities with respect to any Foreign Employee Plan, except, in each case, as has not had, and would not reasonably be expected to have individually or in the aggregate, a Company Material Adverse Effect.

(m)                Except, in each case, as has not had, and would not reasonably be expected to have individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary are not, nor have they ever been: (i) an employer (for the purpose of section 318(1) of the UK Pensions Act 2004) of an occupational pension scheme within the meaning of section 1 of the UK Pension Schemes Act 1993 which is not a plan that provides for an individual account for each participant and for pension benefits (i.e., any pension, lump sum or other benefit payable on, in anticipation of, or following retirement, death, reaching a particular age,  or in similar circumstances) based solely on the amount contributed to the participant’s account and any income, expenses, gains and losses and any forfeitures of accounts of other participants which may be allocated to such participant’s account; or (ii) associated or connected with such an employer, as such terms are defined in section 51 of the UK Pensions Act 2004.

Section 4.20.      Labor and Employment Matters.

(a)                 Except where the failure to be in compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary and Business Employer (with respect to Business Employees) are in compliance with all Applicable Laws respecting hiring practices, labor and employment, employment practices, terms and conditions of employment, harassment, retaliation, reasonable accommodations, leaves of absence, occupational safety and health, equal opportunity, unemployment insurance, affirmative action, disability rights or benefits, labor relations, workers’ compensation, employee classification, wages and hours, engagement of

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independent contractors (including the appropriate classification of the same), payroll taxes, redundancy, “mass layoffs,” “plant closings” and immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas). As of the date of this Agreement, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no Proceedings pending or scheduled by or before any Governmental Authority pertaining to the labor or employment practices or actions of the Company or any Company Subsidiary or any Business Employer (with respect to Business Employees), to the Company’s Knowledge, threatened by or against the Company or any Company Subsidiary or any Business Employer (with respect to Business Employees), (ii) to the Company’s Knowledge, no written complaints or charges relating to labor or employment practices or actions of the Company or any Company Subsidiary or any Business Employer (with respect to Business Employees) have been made to any Governmental Authority or submitted to the Company or any Company Subsidiary or Business Employer (by any Business Employees) and (iii) neither the Company nor any of the Company Subsidiaries or any Business Employer (with respect to Business Employees) has any direct or indirect liability with respect to any misclassification of any person who is providing services to the Company or any Company Subsidiary as an independent contractor, consultant, contingent worker, or other non-employee service provider rather than as an “employee,” or with respect to any Company Employee leased from another employer.

(b)               Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any Collective Bargaining Agreement, and none are currently being negotiated; and no Company Employees are represented by a Union with respect to their employment or engagement with the Company or any Company Subsidiary or any Business Employer (with respect to Business Employees). To the Company’s Knowledge, (i) there is no, and in the past three (3) years there has been no, labor organizing activity, Proceeding, election petition, union card signing or other union activity, or union corporate campaigns of or by any Union directed at the Company or any of the Company Subsidiaries, and (ii) neither the Company nor any Company Subsidiary or any Business Employer (with respect to Business Employees) is subject to any charge, demand, petition or representation or certification proceeding seeking to compel, require or demand it to bargain with any Union, except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no, and in the past three (3) years there has been no, pending or, to the Company’s Knowledge, threatened, unfair labor practice charge, material labor grievance, material labor arbitration, labor strike, lockout, slowdown, work stoppage or other material labor dispute involving or affecting the Company or any Company Subsidiary or any Business Employer (with respect to Business Employees) or the Company Employees with respect to their employment or engagement with the Company or any Company Subsidiary, except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except, in each case, as has not had, and would not reasonably be expected to have individually or in the aggregate, a Company Material Adverse Effect, no pre-signing notice, consent, or consultation obligations with respect to any Company Employees, or any Union, will be a condition precedent to the execution of this Agreement.

(c)               Except where the failure to be in compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse

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Effect, all salaries, wages and fees and other benefits of all Company Employees have, to the extent due, been paid or discharged in full.

Section 4.21.      Insurance Policies. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all insurance policies of the Acquired Companies relating to the Business (or held by Diamond for the benefit of the Business), assets and operations of the Acquired Companies are in full force and effect, are sufficient to comply with Applicable Law, no notice of cancellation or modification has been received by the Company or any of the Company Subsidiaries, and there is no existing default or event which and the Acquired Companies have not taken or failed to take any action that, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.

Section 4.22.      Environmental Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)               the operations of the Acquired Companies are and since January 1, 2022 have been, in compliance in all material respects with all Environmental Law, which compliance has included obtaining, maintaining and complying with any Permits required under all Environmental Law necessary to operate its business and occupy its facilities (“Environmental Permits”), and neither the Company nor any Company Subsidiary has received any notice of nonrenewal, suspension or termination of any Environmental Permits;

(b)               neither the Company nor any of the Company Subsidiaries is subject to any pending or, to the Company’s Knowledge, threatened claim, Proceeding or Order, in each case relating to or arising under Environmental Law or Environmental Permits;

(c)               there has been no Release or presence of or exposure to any Hazardous Substance that would reasonably be expected to result in liability (contingent or otherwise) or a requirement for investigation, notification or remediation by the Company or any of the Company Subsidiaries under any Environmental Law; and

(d)               the Acquired Companies have not received any written notice, report or other information of or entered into any legally binding agreement, Order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of the respective Acquired Companies relating to or arising under Environmental Laws or Environmental Permits.

Section 4.23.      Intellectual Property.

(a)               Section 4.23(a) of the Company Disclosure Letter sets forth a list that is true and complete in all respects, as of the date of this Agreement, of all issuances, registrations or pending applications for trademarks, patents, copyrights or material Internet domain names with any Governmental Authority or registrar included in the Company Owned IP. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, an Acquired Company (i) is the exclusive owner of all right, title and interest in and to (free and clear of any Liens, other than Permitted Liens) all

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Company Owned IP, and (ii) is licensed or otherwise has the sufficient right to use, all Intellectual Property used in or necessary for the conduct of the Business as currently conducted (together with the Company Owned IP, the “Business IP”). All of the registrations, issuances, and applications included in the Company Owned IP and required to be set forth in Section 4.23(a) of the Company Disclosure Letter are subsisting and, to the Company’s Knowledge, all Company Owned IP is valid and enforceable and in full force and effect, except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)               No claims or other suits, actions or other Proceedings are pending or, to the Company’s Knowledge, since January 1, 2022, are or have been threatened, by or against any Acquired Company (i) alleging that any Acquired Company or the operation of the Business has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any other Person, (ii) alleging that any other Person has infringed, misappropriated, diluted or otherwise violated any Company Owned IP, or (iii) that contest the validity, use, ownership or enforceability of any of the Company Owned IP, in each case, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)               To the Company’s Knowledge, none of the Acquired Companies (including their use of any Company Owned IP), nor the operation of the Acquired Companies’ respective businesses, infringes, misappropriates, dilutes or otherwise violates, or has, in the past six (6) years been infringing, misappropriating, diluting, or otherwise violating, any Intellectual Property of any other Person, except where such infringement, misappropriation, dilution or other violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)               To the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating the rights of any Acquired Company with respect to any Company Owned IP, except where such infringement, misappropriation or other violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company Owned IP is not subject to any outstanding consent, settlement, lien, decree, order, injunction, judgment or ruling restricting the use thereof in a manner that would reasonably be expected to impair the continued operation of the Business as currently conducted, except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)               The Acquired Companies take and have taken commercially reasonable steps to maintain and protect the secrecy and confidentiality of their trade secrets and other material confidential information included in the Company Owned IP or used in the Business, except for any instance where a failure to take such steps to maintain and protect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)                To the Company’s Knowledge, the collection, acquisition, use, storage, transfer, distribution, dissemination or other processing (collectively, “Process” (or “Processing” or “Processed”)) by or for the Acquired Companies of any Personal Information

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(including of any third parties or of customers (or customers’ confidential information)) (collectively, the “Business Data”) is in compliance in all material respects with (i) all Applicable Law and (ii) the applicable Acquired Company’s Data Protection policies, (iii) binding industry standards and (iv) Contracts to which an Acquired Company is bound ((i)–(iv) collectively, the “Data Protection and Security Requirements”), except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Acquired Companies have and maintain commercially reasonable policies, procedures, and security measures with respect to the physical and electronic security and Data Protection of Business Data. To the Company’s Knowledge, in the past three (3) years, there have been no breaches or violations of any such security measures, or any unauthorized access or exposure of any Business Data or any other Security Incident, except as has not, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)               Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Company’s Knowledge, the Business Systems owned or controlled by the Acquired Companies do not contain any virus, Trojan horse, time bomb, key-lock, spyware, worm, or malicious code, (ii) the Business Systems are sufficient for the needs of the Acquired Companies for the operation of the Business as currently conducted, (iii) to the Company’s Knowledge, no Business Product, nor any Software owned by an Acquired Company, is subject to a Copyleft License, (iv) no Acquired Company has distributed, disclosed, or licensed (on a present or contingent basis) any Company Source Code to any Person (other than employees and contractors of the Acquired Companies bound by written confidentiality and non-disclosure obligations), and (v) no Person (other than the Acquired Companies and their employees and contractors bound by written confidentiality and non-disclosure obligations) possesses or has access to any Company Source Code.

Section 4.24.      Real Property.

(a)               Neither the Company nor any of the Company Subsidiaries owns any real property.

(b)               Section 4.24(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all real property leased, subleased, licensed or otherwise occupied by the Company or any of the Company Subsidiaries and the address thereof (each, a “Leased Property”) and, with respect to each material Leased Property, each lease, sublease, license, sublicense or other occupancy agreement, in each case, including all amendments thereto, demising any such Leased Property to the Company or any Company Subsidiary (each, a “Lease Agreement”). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Acquired Companies (i) hold a valid and existing leasehold interest in each Leased Property, (ii) hold good and valid title to all material tangible properties and assets, in each case, free and clear of all Liens other than Permitted Liens and (iii) are not in breach or default under any Lease Agreement and, to the Company’s Knowledge, no counterparty to any Lease Agreement is in breach or default under any Lease Agreement, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under any Lease Agreement.

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(c)               With respect to each Leased Property, neither the Company nor any of the Company Subsidiaries has subleased, licensed, sublicensed or otherwise granted anyone a right to use or occupy such Leased Property or any portion thereof, or otherwise collaterally assigned, pledged, hypothecated, mortgaged or otherwise transferred any lease, sublease, license, sublicense or other interest therein, except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.25.      Sanctions Laws.

(a)               Since April 24, 2019, no Acquired Company nor any of their respective officers, directors, or employees, nor to the Company’s Knowledge, any of their other Representatives or any other Person acting for or on behalf of an Acquired Company has been in violation of or has been or was charged by any Governmental Authority with or made any voluntary or involuntary disclosure or paid any fine or penalty to any Governmental Authority concerning, or has been investigated for, a violation of any Sanctions Laws. Since April 24, 2019, there have not been any Proceedings, allegations, investigations or inquiries pending or, to the Company’s Knowledge, threatened against the Acquired Companies concerning any violations or alleged violations of any Sanctions Law. The Acquired Companies have instituted and maintain and enforce policies and procedures reasonably designed to ensure compliance with all applicable Sanctions Laws.

(b)               None of the Acquired Companies nor any director, officer, or employee of any Acquired Company, nor, to the Company’s Knowledge, any of their other respective representatives or agents is or has been a Sanctioned Person. No Sanctioned Person or group of Sanctioned Persons beneficially owns any interest in the Company.

(c)               Since April 24, 2019, none of the Acquired Companies has had, directly or indirectly, any transactions or dealings with or for the benefit of or investments in or for the benefit of any Sanctioned Person or Sanctioned Country.

Section 4.26.      Interested Party Transactions. Except as disclosed in the Company SEC Documents, since the Unaudited Balance Sheet Date through the date hereof, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K. Except as set forth on Section 4.26(a) of the Company Disclosure Letter, neither Diamond nor any of Diamond’s Affiliates (other than the Acquired Companies) own, or use, any Company Owned IP.

Section 4.27.      Brokers’ Fees. Except for Morgan Stanley & Co. LLC (“Morgan Stanley”) and Piper Sandler & Co. (“Piper Sandler”), there is no investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of the Company or any of the Company Subsidiaries or any of their respective executive officers or directors in their capacities as executive officers or directors, or who is entitled to any financial advisory, banking, broker’s, finder’s or similar fee or commission in connection with the Transactions, including the Merger.

Section 4.28.      Opinion of Financial Advisor.

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(a)               The Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of Morgan Stanley to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications, and other factors set forth therein, the Merger Consideration to be received in the Merger pursuant to this Agreement by the holders of Shares (other than the Company, Parent, Merger Sub and their respective direct or indirect wholly owned Subsidiaries, Diamond and its Affiliates and the holders of any Dissenting Shares) is fair, from a financial point of view, to such holders of Shares. A signed copy of such opinion shall be delivered to Parent as soon as practicable following the execution and delivery of this Agreement by each of the parties hereto for informational purposes only and on a non-reliance basis by Parent and Merger Sub (it being understood and agreed that such opinion is for the benefit of the Company Board only). As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

(b)               The Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of Piper Sandler to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration in the Merger to be received by the holders of Class A Common Stock (other than (i) shares owned by Acquiror, Merger Sub or any other direct or indirect wholly owned subsidiary of Acquiror or Merger Sub immediately prior to the Effective Time, (ii) shares held in the Company’s treasury immediately prior to the Effective Time, (iii) shares owned by any direct or indirect wholly owned subsidiary of the Company, (iv) any Dissenting Shares or (v) any shares held by Michael S. Dell, Dell Technologies Inc. or Dell Marketing L.P., or any of their respective affiliates) in the Merger, as applicable, is fair, from a financial point of view, to such holders. A signed copy of such opinion shall be delivered to Parent as soon as practicable following the receipt thereof in writing for informational purposes only and on a non-reliance basis by Parent and Merger Sub (it being understood and agreed that such opinion is for the benefit of the Company Board only). As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 4.29.      Sufficiency of Assets. The assets, rights, and properties owned, leased, licensed, or sublicensed by the Acquired Companies, together with the services provided to the Acquired Companies pursuant to the Transaction Documents, constitute all of the material assets and rights necessary to enable Parent to conduct the Business immediately after the Closing in substantially the same manner as conducted prior to the Closing.

Section 4.30.      No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 4 or in the Transaction Documents, none of the Company, the Company Subsidiaries or any of their respective Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representations or warranties, at law or in equity, of any kind or nature whatsoever, including with respect to the Company, the Company Subsidiaries or their respective businesses or with respect to any other information provided, or Made Available, to Parent, Merger Sub or their respective Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof, and the Company hereby expressly disclaims any such other representations and warranties. The Company acknowledges and agrees that, except for the representations and warranties made by Parent and Merger Sub in this Agreement (as qualified by the applicable items disclosed in the Parent Disclosure Letter) or in the Transaction Documents to which Parent or

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Merger Sub is a party, none of Parent, Merger Sub or any other Person is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of Parent, Merger Sub or any of their Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent, Merger Sub or any of their Subsidiaries or any other matter furnished or provided to the Company or Made Available to the Company or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. The Company is not relying upon and specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent, Merger Sub and their Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

Article 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Letter (each section or subsection of which qualifies the correspondingly numbered and lettered representation and warranty in this Article 5 to the extent specified therein and the representations and warranties in such other applicable sections or subsections of this Agreement to the extent that it is reasonably apparent on its face upon reading the disclosure contained in such section or subsection of the Parent Disclosure Letter that such disclosure is responsive to such other numbered and lettered Section or subsection of this Article 5) delivered by Parent and Merger Sub to the Company prior to or simultaneously with the execution of this Agreement (the “Parent Disclosure Letter”), each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

Section 5.01.      Corporate Existence and Power. Parent is a corporation duly organized, validly existing and in good standing (to the extent a concept of “good standing” is applicable) under the Applicable Law of the Commonwealth of Massachusetts. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Applicable Law of the State of Delaware. Each of Parent and Merger Sub is duly qualified to do business in each other jurisdiction where such qualification is necessary for it to carry on its business as now conducted, except where the failure to be so qualified would not result in a Parent Material Adverse Effect.

Section 5.02.      Authorization; Enforceability. Each of Parent and Merger Sub has full power and authority to enter into this Agreement and the Transaction Documents to which such Person is a party and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Transaction Documents to which such Person is a party, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Each of Parent and Merger Sub has duly executed and delivered this Agreement and the Transaction Documents to which such Person is a party, and, assuming due authorization, execution and delivery by the Company in the case of this Agreement and the other parties thereto

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in the case of the Transaction Documents to which such Person is a party, this Agreement and the Transaction Documents to which such Person is a party constitute a valid and binding agreement of each of Parent and Merger Sub, enforceable against each such Person in accordance with their respective terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.

Section 5.03.      Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Transaction Documents to which such Person is a party, and the consummation by Parent and Merger Sub of the Transactions, require no action by or in respect of, consent, approval or authorization from, or filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary and compliance with other applicable requirements of the DGCL in connection therewith and the filing of appropriate corresponding documents with the appropriate authorities of any other states in which Parent and Merger Sub are qualified to transact business, (ii) compliance with and filings pursuant to any applicable requirements of the HSR Act and any other applicable Antitrust and Foreign Investment Laws, (iii) the filing with the SEC of any filings and reports that may be required to be filed by Parent or Merger Sub in connection with this Agreement and the Merger under the Exchange Act, (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities laws and stock exchange rules and (v) any other actions by or in respect of, consent, approval or authorization from or filing with or notification to, any Governmental Authority, the absence of which would not have a Parent Material Adverse Effect.

Section 5.04.      Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Transaction Documents to which such Person is a party, and the consummation by Parent and Merger Sub of the Transactions, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, or result in termination or cancellation or give to others any right of termination, vesting, amendment, acceleration or cancellation (in each case, with or without notice or lapse of time or both) of any Contract to which Parent, Merger Sub or any other Subsidiary of Parent is a party, or by which they or any of their respective properties or assets may be bound or affected, with such exceptions, in the case of each of clauses (ii) and (iii) above, as would not have a Parent Material Adverse Effect.

Section 5.05.      Capitalization and Operation of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned beneficially and of record by Parent, free and clear of all Liens and transfer restrictions except for Liens or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws. Merger Sub has been formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities

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and will have incurred no liabilities or obligations other than as contemplated hereby or otherwise incidental or ancillary to the Transactions.

Section 5.06.      No Vote of Parent Stockholders; Required Approval. No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement or the Transaction Documents to which Parent is a party, or to approve the Merger or the other Transactions. The vote or consent of Parent (or a wholly owned Subsidiary of Parent) as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement and the Transaction Documents to which Merger Sub is a party, which vote shall be taken or consent shall be given immediately following the execution and delivery of this Agreement and the Transaction Documents to which Merger Sub is a party. The Board of Directors of Merger Sub has adopted resolutions (a) approving and declaring advisable this Agreement, the Transaction Documents to which Merger Sub is a party and the Transactions and (b) recommending that Merger Sub’s stockholder adopt this Agreement and the Transaction Documents to which Merger Sub is a party.

Section 5.07.      Disclosure Documents. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Information Statement will, at the time such document is first filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are being made, not misleading.

Section 5.08.      Litigation. As of the date of this Agreement, (a) there is no Proceeding pending against or, to the knowledge of Parent, threatened against, Parent or any of its Subsidiaries and (b) neither Parent nor any of its Subsidiaries is subject to any outstanding Order, which, in each case, has had or if resolved adversely would have a Parent Material Adverse Effect.

Section 5.09.      Solvency. Neither Parent nor Merger Sub is entering into this Agreement or the Transactions, including the Merger, with the intent to hinder, delay or defraud either present or future creditors. Assuming (i) the satisfaction in full (and not waiver) of the conditions set forth in Section 7.01, and (ii) the accuracy in all material respects of the representations and warranties of the Company set forth in Article 4, after giving effect to the Transactions, including the payment of the aggregate Merger Consideration in respect of the Merger, the incurrence of any indebtedness for borrowed money to finance all or a portion of the aggregate Merger Consideration in respect of the Merger, any repayment or refinancing of debt contemplated in connection with the Transactions and the payment of all related fees and expenses, Parent, the Surviving Corporation and the Surviving Corporation’s Subsidiaries, on a consolidated basis, will be Solvent as of the Closing and as of immediately after the consummation of the Transactions.

Section 5.10.      Debt Financing.

(a)               Parent and Merger Sub have delivered to the Company a true and complete copy of the executed debt commitment letter, dated as of the date hereof, including all

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exhibits, schedules, annexes and other attachments thereto (as amended from time to time after the date hereof in accordance with, and subject to the limitations contained in, this Section 5.10, the “Debt Commitment Letter”), pursuant to which the lenders party thereto have agreed to provide to Parent (or one or more of its Affiliate party thereto) debt financing in the amounts set forth therein (the “Debt Financing”). Parent and Merger Sub have also delivered to the Company true and complete copies of the fee letter relating to the Debt Financing (as amended from time to time after the date hereof, the “Debt Financing Fee Letter”), in which the only redactions are the fee amounts, “flex” terms and other economic terms customarily redacted pursuant to merger agreements of this type, and such redactions do not relate to any terms that would be reasonably likely to adversely affect the conditionality, enforceability, availability or termination of the Debt Commitment Letter or reduce the aggregate principal amount of the Debt Financing below the amount required to pay the aggregate Merger Consideration in respect of the Merger and any other amounts required to be paid at the Closing in connection with the consummation of the Transactions and to pay all related fees and expenses (including those payable to Representatives) payable by Parent and Merger Sub in connection with the Transactions (such amount collectively, the “Required Amount”) after giving effect to any cash or other sources of liquidity available to Parent and Merger Sub.

(b)               As of the date hereof, (i) the Debt Commitment Letter has not been amended, modified, terminated or withdrawn, and no such amendment, modification, termination or withdrawal is currently contemplated (other than (x) to add lenders, lead arrangers, investors, bookrunners, syndication agents or other entities who have not executed the applicable Financing Commitment Letter as of the date of this Agreement or (y) to give effect to any market “flex” provisions in the Debt Financing Fee Letter), (ii) the Debt Commitment Letter is in full force and effect and constitute the legal, valid and binding obligations of Parent’s Affiliate party thereto and, to the knowledge of Parent, the other parties thereto, subject to the Bankruptcy and Equity Exceptions, (iii) the Debt Financing is subject to no conditions precedent, other than those expressly set forth in the Debt Commitment Letter, (iv) to the knowledge of Parent, no fact, circumstance or occurrence exists that would reasonably be expected to result in any additional conditions or contingencies that would adversely affect the availability of the Debt Financing and (v) no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach by Parent (or its Affiliate party thereto) under either of the Debt Commitment Letter and Parent has no reason to believe that it (or its Affiliate party thereto) will be unable to satisfy the conditions to the funding of the Debt Financing or that the Debt Financing will not be made available to Parent on the Closing Date.

(c)               As of the date hereof, other than the Debt Commitment Letter and the Debt Financing Fee Letter, there are no other Contracts, arrangements or side letters to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the Debt Financing required to pay the Required Amount that would (i) impair the enforceability of the Debt Commitment Letter, (ii) reduce the aggregate amount of any portion of the Debt Financing such that the aggregate amount of the Debt Financing would be below the Required Amount (after giving effect to any cash or other sources of liquidity available to Parent and Merger Sub), (iii) impose new or additional conditions precedent to the Debt Financing or (iv) otherwise adversely modify any of the conditions precedent to the Debt Financing that would reasonably be expected to prevent or delay the consummation of the Debt Financing.

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(d)               Assuming the satisfaction in full (and not waiver) of all of the conditions to Closing and assuming the Debt Financing is funded in accordance with the Debt Commitment Letter, Parent, Merger Sub and their respective Subsidiaries will have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Required Amount.

(e)               Parent has fully paid, or caused to be paid, any and all commitment fees or other fees required by the terms of the Debt Commitment Letter to be paid on or before the date of this Agreement.

Section 5.11.      Broker’s Fees. Except for Persons, if any, whose fees and expenses shall be paid by Parent or Merger Sub (or an Affiliate thereof party to the Debt Commitment Letter), no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub, or any of their respective Subsidiaries.

Section 5.12.      National Security Matters. Neither Parent, Merger Sub, nor any of their respective Affiliates, is a “foreign person” within the meaning of 31 C.F.R. § 800.244, and the transactions contemplated by this Agreement are accordingly not “covered transactions” within the meaning of 31 C.F.R. § 800.213.

Section 5.13.      Absence of Certain Agreements. Neither Parent nor any of its Affiliates (including Merger Sub) has entered into any Contract or other agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract or other agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which: any stockholder of the Company would be entitled to receive value or consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company has agreed to vote against or otherwise oppose any Superior Proposal. None of Parent, Merger Sub or any of their Affiliates is party to any Contract or other agreement, arrangement or understanding that would be required to be disclosed under Item 1005(e) of Regulation M-A under the Exchange Act with respect to the Common Stock.

Section 5.14.      No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 5 or in the Transaction Documents to which Parent or Merger Sub is a party, none of Parent, Merger Sub or any of their Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representations or warranties of any kind or nature whatsoever, including with respect to Parent, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to the Company, the Company Subsidiaries or any of their respective Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof, and Parent and Merger Sub hereby expressly disclaim any such other representations or warranties. Parent and Merger Sub acknowledge and agree that, except for the representations and warranties made by the Company in this Agreement (as qualified by the applicable items disclosed in the Company Disclosure Letter), neither the Company nor any other

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Company Related Party is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of the Company or any of the Company Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or any of the Company Subsidiaries or any other matter furnished or provided to Parent or Merger Sub or Made Available to Parent, Merger Sub or their Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. Parent and Merger Sub are not relying and specifically disclaim that they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person, and acknowledge and agree that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Parent and Merger Sub have conducted their own independent investigation of the Acquired Companies and the Transactions and have had an opportunity to discuss and ask questions regarding the Acquired Companies’ businesses with the management of the Company.

Article 6

COVENANTS

Section 6.01.      Conduct of the Company.

(a)               During the period commencing on the date of this Agreement and ending on the earlier of the termination of this Agreement in accordance with Article 8 and the Effective Time (the “Pre-Closing Period”), except (v) for COVID-19 Measures or any other actions taken reasonably and in good faith to respond to COVID-19 (it being understood that prior to taking any material actions in reliance of this clause (v), the Company will use its reasonable best efforts to provide reasonable advance notice to, and consult with, Parent with respect to the contemplated actions (if reasonably practicable and legally permissible)), (w) for matters set forth in Section 6.01 of the Company Disclosure Letter, (x) as required by Applicable Law, (y) for matters expressly required by this Agreement or (z) for matters undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed, and which consent will be deemed to be granted if and to the extent Parent does not object in written form in accordance with the notice provisions of Section 9.01 within ten (10) Business Days following delivery of the Company’s request for such consent), the Company shall, and shall cause each of the Company Subsidiaries to, use its respective commercially reasonable efforts to (i) conduct its business in the ordinary course of business; provided, however, that no action that is permitted to be taken by the Company or any Company Subsidiary under clause (i) through (xxv) of Section 6.01(b) without Parent’s consent shall be deemed a breach of this Section 6.01(a), unless such action would constitute a breach of such specific provision.

(b)               During the Pre-Closing Period, except (v) for COVID-19 Measures or any other actions taken reasonably and in good faith to respond to COVID-19 (it being understood that prior to taking any material actions in reliance of this clause (v), the Company will use its reasonable best efforts to provide reasonable advance notice to, and consult with, Parent

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with respect to the contemplated actions (if reasonably practicable and legally permissible)), (w) for matters set forth in Section 6.01 of the Company Disclosure Letter, (x) as required by Applicable Law, (y) for matters expressly required by this Agreement or (z) for matters undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed, and which consent will be deemed to be granted if and to the extent Parent does not object in written form in accordance with the notice provisions of Section 9.01 within ten (10) Business Days following delivery of the Company’s request for such consent), the Company shall not, nor shall it permit any of the Company Subsidiaries to:

(i)               amend the Organizational Documents of the Company or the Organizational Documents of any of the Company Subsidiaries (whether by merger, consolidation or otherwise), other than immaterial or ministerial changes to the Organizational Documents of any Company Subsidiary;

(ii)              other than transactions solely between the Company and any wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries, issue, sell, grant, pledge or otherwise dispose of or grant any Lien with respect to the Company Securities or any other capital stock of the Company or any capital stock of the Company Subsidiaries, or grant any options, restricted stock units, warrants or other rights to acquire or any such capital stock or other interest in or any instrument convertible into or exchangeable or exercisable for, or measured by reference to, any such capital stock or other interest, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding as of the date of this Agreement pursuant to the existing Company Stock Plan or pursuant to the terms of the Company Restricted Shares or the Company RSUs that are outstanding on the date of this Agreement, in each case, in accordance with the applicable Company Stock Plan’s and Company Equity Award’s terms as in effect on the date of this Agreement;

(iii)            except in connection with actions permitted by Section 6.02 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to the Company with respect to an Acquisition Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the Merger;

(iv)             adopt any plan of merger, consolidation, reorganization, liquidation or dissolution of the Company or any of the Company Subsidiaries, file a petition in bankruptcy under any provisions of federal or state bankruptcy Applicable Law on behalf of the Company or any of the Company Subsidiaries or consent to the filing of any bankruptcy petition against the Company or any of the Company Subsidiaries under any similar Applicable Law;

(v)              create any Subsidiary of the Company or any of the Company Subsidiaries;

(vi)             (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution on or in respect of (whether in cash, stock, property or otherwise) the Company’s or any of the Company Subsidiaries’ capital stock or other securities (other than dividends to the Company or from one of the wholly owned Company

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Subsidiaries) or (B) redeem, repurchase or otherwise reacquire (or offer to redeem, repurchase or otherwise reacquire), split, combine or reclassify any Company Securities or capital stock of the Company or any of the Company Subsidiaries, or otherwise change the capital structure of the Company or any of the Company Subsidiaries, other than (1) any repurchases pursuant to the Company’s or any of the Company Subsidiaries’ right (under written commitments in effect as of the date hereof) to purchase Company Securities or capital stock of the Company or any of the Company Subsidiaries held by an officer or other employee, or individual who is an independent contractor, consultant or director, of or to the Company or any of the Company Subsidiaries, but only upon termination of such Person’s employment or engagement by the Company, (2) for purposes of effecting a net settlement of any Company Stock Option in satisfaction of any exercise price or required tax withholdings, or net share withholding in connection with the vesting of any Company Equity Award in satisfaction of any required tax withholdings or (3) between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries;

(vii)          make any material changes in any accounting methods, principles or practices, in each case, except as required by a change in GAAP or required by Applicable Law;

(viii)         (A) accelerate (other than in the ordinary course of business), terminate (other than terminations at the end of the current term) or consent to the termination of (other than terminations at the end of the current term), cancel, amend in a manner adverse to the Acquired Companies, grant a waiver of any material right under or otherwise modify in a manner adverse to the Acquired Companies any Specified Contract or any Contract that would constitute a Specified Contract if in effect as of the date of this Agreement; or (B) enter into any Contract that would constitute a Specified Contract if in effect as of the date of this Agreement;

(ix)            make any capital expenditure other than (A) capital expenditures not contemplated by the following clause (B) that are no more than $1,000,000 in the aggregate in any fiscal year and are incurred in the ordinary course of business and (B) any capital expenditure made in accordance with the Company’s forecast contained in Section 6.01(b)(ix) of the Company Disclosure Letter;

(x)             repurchase, prepay, incur, assume or guarantee any funded indebtedness to any Person, issue or sell any debt securities of the Company or any of the Company Subsidiaries or guarantee any debt securities of any other Person or enter into any arrangement having the economic effect of any of the foregoing (other than (A) any such transactions solely between the Company and one of its wholly owned Subsidiaries or (B) borrowings incurred (including any borrowings under the Existing Credit Facility or in respect of letters of credit) that do not, at any time, exceed $1,000,000 in the aggregate);

(xi)           grant or suffer to exist any material Liens on any properties or assets of the Company or any of the Company Subsidiaries that are material to the Acquired Companies, taken as a whole, other than Permitted Liens;

(xii)          make any capital investment in or loan or advance to, or forgive any loan to, any other Person except for (A) loans, capital contributions, advances or

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investments between the Company and any wholly owned Company Subsidiary or between wholly owned Company Subsidiaries and (B) advances to employees and consultants for travel and other business-related expenses in the ordinary course of business;

(xiii)        other than (A) in the ordinary course of business or (B) transactions solely between the Company and any wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries, sell, abandon, waive, relinquish, transfer, abandon, assign, swap or otherwise dispose of any of the assets, properties or rights of the Company or any of the Company Subsidiaries that exceed, individually or in the aggregate, $500,000;

(xiv)         purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), (A) any corporation, partnership, other business organization or division thereof or any other business or all or substantially all of the assets of any Person (other than reorganizations solely among wholly owned Subsidiaries of the Company) or (B) any assets, real property, securities, properties, interests or businesses from any Person (except for a wholly owned Company Subsidiary), in each case, that exceed $1,000,000, individually or in the aggregate, in each case, other than acquisitions of raw materials, supplies, equipment, inventory and third-party software in the ordinary course of business;

(xv)          enter into a new line of business or abandon or discontinue any existing line of business;

(xvi)         settle, pay, discharge or satisfy any Proceeding (or agree to do any of the foregoing), other than any settlement, payment, discharge or satisfaction that (A) does not relate to any Transaction Litigation (with respect to which any settlements, releases, waivers or compromises shall be subject to Section 6.12) and (B) (1) either (x) results solely in a monetary obligation involving only the payment of monies by the Company and/or the Company Subsidiaries of not more than $500,000 individually or $2,000,000 in the aggregate for all such Proceedings (excluding any settlements made under the following clause (y)), or (y) results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, any Acquired Company and the payment of monies by the Acquired Companies that are not more than $500,000 individually or $2,000,000 in the aggregate (not funded by an indemnity obligation or through insurance policies) and (2) would not involve any admission of guilt or impose any restrictions or limitations upon the operations or business of the Company or its Affiliates (including, after the Closing, Parent and its Affiliates), other than customary confidentiality obligations;

(xvii)       except as required by Applicable Law or the existing terms of any Employee Plan in effect as of the date hereof and Made Available to Parent, (A) increase or decrease the benefits or compensation payable by the Company or any of the Company Subsidiaries to any Company Employees or grant, amend, announce or pay any new bonus (including any retention or change in control bonus), equity or equity-based award, severance or other compensation or benefit to (or accelerate the funding, vesting or payment of any compensation or benefit for) any current or former Company Employees, in each case, other than increases in annual base salary or hourly wage, as applicable, in each case, with respect to current

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Company Employees with an annual base salary less than $150,000 before and after any such increase in the ordinary course of business in connection with the Company’s or any Company Subsidiary’s annual merit-based compensation review process in an amount no greater than five percent (5%) individually and three percent (3%) in the aggregate, in each case, for all such increases and annual cash bonuses in the ordinary course of business based on reasonable and good faith determinations by the Compensation Committee of the Company Board, (B) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any Company Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, other than amendments made to Company Employee Plans in the ordinary course of business that do not materially increase costs, (C)(1) hire any officer, employee, independent contractor or consultant, other than individuals that both (x) will have an annual base salary less than $150,000, and (y) (1) are hired solely to fill vacancies caused by Company Employees who departed on or after the date hereof or (2) are hired pursuant to a hiring process that commenced prior to the date hereof in order to fill vacancies caused by Company Employees who departed and, in each case, on compensation and other employment terms no more favorable than such terms for similarly situated employees (but without any equity or equity-based awards or promises thereof); provided that no such hire may occur after the approvals, clearances or any waiting period (or any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated and the approvals, clearances or expirations of waiting periods under any other applicable Antitrust and Foreign Investment Laws as set forth on Section 6.11(b) of the Company Disclosure Letter will have occurred or been obtained; or (2) promote any officer, employee, independent contractor or consultant, or terminate the employment or services (other than for cause) of any officer, employee, independent contractor or consultant with an annual base salary more than $150,000;

(xviii)      (A) sell, license, sublicense, abandon, assign, transfer, create any Lien on (other than Permitted Liens), or otherwise grant any rights under, or dispose of any material Company Owned IP, other than nonexclusive licenses granted by an Acquired Company in the ordinary course of business, (B) disclose to any Person (other than to Parent), or allow to fall into the public domain any material trade secret or material confidential information, except to Acquired Company employees or contractors in the ordinary course of business and subject to written confidentiality and non-disclosure obligations, or (C) escrow, deliver, license, disclose, or otherwise make available any material Company Source Code to any third party (other than Acquired Company contractors in the ordinary course of business and subject to written confidentiality and non-disclosure obligations);

(xix)         settle or compromise any audit, claim, assessment, or proceeding relating to a material amount of Taxes, enter into any closing agreement with respect to a material amount of Taxes, amend any Tax Return relating to a material amount of Taxes, change any material Tax accounting period or material methods, principles or practices used by it for Tax accounting (except as required by Applicable Law), surrender a right to claim a material refund of Taxes, make, revoke or change any material Tax election (other than making elections that are consistent with the past practice of the Company and the Company Subsidiaries), request any ruling with respect to a material amount of Taxes with an applicable Governmental Authority, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment relating to a material amount of Taxes (other than an extension or waiver obtained in

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the ordinary course), or enter into any voluntary disclosure agreement or process with any Governmental Authority with respect to a material amount of Taxes;

(xx)          enter into, amend, modify or terminate any transaction or Contract (including statements of work) with any Affiliate, holder of five percent (5%) or more of the Shares, director or executive officer of the Company or any of the Company Subsidiaries or enter into, amend, modify or terminate any other transaction or Contract with any Person that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K under the Exchange Act;

(xxi)         (A) modify, extend, negotiate, terminate or enter into any Collective Bargaining Agreement or (B) recognize or certify any Union or group of employees as the bargaining representative for any Company Employees;

(xxii)        announce or effectuate a “plant closing,” “mass layoff,” or similar action that would trigger notice obligations under the WARN Act;

(xxiii)       enter into any Contract that would explicitly impose any material restriction on the right or ability of the Company or any Company Subsidiary: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to perform services for or sell products to any other Person; (D) to transact business with any other Person; (E) to operate at any location in the world, in each case, other than Contracts that contain covenants that prohibit the Company or any Company Subsidiary from using any trade names other than the Company’s or a Company Subsidiary’s trade names; or

(xxiv)       except to the extent the subject matter of such Contract falls into a category of another clause of this Section 6.01(b) and such Contract would be permitted pursuant to such clause, enter into or amend any Contract that would result in aggregate liabilities to or payments from the Company or any Company Subsidiary in an amount that exceeds $600,000; or

(xxv)        authorize any of, or agree or commit to take, any of the actions described in the foregoing clauses (i) through (xxiii) of this Section 6.01(b).

(c)               Notwithstanding anything to the contrary in this Section 6.01, the parties hereto acknowledge and agree that nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations (including for purposes of the Antitrust and Foreign Investment Laws) prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision over its operations.

Section 6.02.      Acquisition Proposals; Change in Recommendation.

(a)               Except as permitted by this Section 6.02, during the Pre-Closing Period, the Acquired Companies shall not, and shall not authorize their Representatives to, and shall direct their respective Representatives not to, (i) initiate, solicit, facilitate or knowingly encourage the making of any Acquisition Proposal, (ii) other than informing Third Parties of the existence of the provisions contained in this Section 6.02, engage in, continue or otherwise

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participate in negotiations or discussions with, or furnish any non-public information (or access thereto) concerning the Company or any of the Company Subsidiaries to, any Third Party in connection with, or for the purpose of facilitating or knowingly encouraging, an Acquisition Proposal, (iii) approve, endorse, recommend, execute or enter into any letter of intent, acquisition agreement, agreement in principle, memorandum of understanding or similar Contract (x) with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or (y) an Alternative Acquisition Agreement (as defined below); (iv) approve, authorize or agree to do any of the foregoing; (v) grant access to the properties, books, records or personnel of the Company or the Company Subsidiaries to any Person who the Company has reason to believe is considering making, or has made, an Acquisition Proposal; or (vi) grant any waiver, amendment or release under any standstill or confidentiality agreement. Promptly following the execution of this Agreement, and in any event within one (1) Business Day following the date of this Agreement, the Acquired Companies shall, and shall direct their respective Representatives to, (A) cease and cause to be terminated any solicitation of, and any existing discussions or negotiations with any Person conducted heretofore with respect to, any Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal and (B) terminate access by any Third Party to any physical or electronic data room relating to any potential Acquisition Transaction. Notwithstanding anything in this Agreement to the contrary, the Company shall be permitted to grant waivers, amendments and releases of, and not enforce, any standstill, anti-clubbing, anti-lockup or similar provisions, or any restrictions on engaging Representatives or working with potential financing sources (including restrictions on sharing non-public information with respect to the Company or any potential Acquisition Proposal with financing sources) with respect to a potential Acquisition Proposal, but solely to the extent that the Company Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law.

(b)               Notwithstanding anything to the contrary contained in this Agreement, if prior to obtaining the Written Consent the Company receives a written Acquisition Proposal that the Company Board believes in good faith to be bona fide, and the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, then, if the Company did not violate Section 6.02(a) in any material respect with respect such Acquisition Proposal, the Company and their respective Representatives may: (i) furnish any information with respect to the Acquired Companies and access thereto to any Third Party making such Acquisition Proposal (and its Representatives and potential financing sources); provided that (A) prior to furnishing any such information, the Company receives from such Third Party an executed Acceptable Confidentiality Agreement and (B) any such non-public information so furnished has been previously provided or Made Available to Parent or is provided or Made Available to Parent promptly (and in any event no later than forty-eight (48) hours) after it is so furnished to such Third Party or (ii) participate or engage in negotiations or discussions with the Third Party making such Acquisition Proposal and its Representatives and potential financing sources regarding such Acquisition Proposal.

(c)               Except as set forth in this Section 6.02 (including Sections 6.02(d), (e) and (g)), neither the Company Board nor any committee thereof shall (i) (A) withhold, withdraw (or modify, amend or qualify in a manner adverse to Parent or Merger Sub), or propose

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publicly to withhold, withdraw (or modify, amend or qualify in a manner adverse to Parent or Merger Sub), the Company Recommendation, (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal, (C) fail to include the Company Recommendation in the Information Statement when disseminated to the Company’s stockholders, (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer or fail to publicly reaffirm the Company Recommendation within ten (10) Business Days of the occurrence of a material event or development and after Parent so requests in writing provided, the Company Board shall not be required to make a public reaffirmation on more than three (3) occasions, or (E) resolve, agree or publicly propose to do any of the foregoing (any action described in this clause (i) being referred to as a “Change in Recommendation”) or (ii) approve, recommend, declare advisable or enter into any letter of intent, acquisition agreement, agreement in principle, memorandum of understanding or similar Contract with respect to any Acquisition Proposal, other than an Acceptable Confidentiality Agreement (an “Alternative Acquisition Agreement”).

(d)               Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Written Consent, the Company Board or a committee thereof may make a Change in Recommendation in response to an Intervening Event if (i) the Company Board or a committee thereof determines in good faith, after consultation with its outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law, and (ii) (A) the Company shall have provided Parent four (4) Business Days’ prior written notice (provided that such notice shall not constitute a Change in Recommendation) advising Parent that the Company Board or a committee thereof intends to make a Change in Recommendation (and specifying, in reasonable detail, the Intervening Event) (provided that Parent shall be required to keep all such information confidential in accordance with the terms of the Confidentiality Agreement), and (B):

(i)               during such four (4)-Business Day period, if requested by Parent in good faith, the Company and its Representatives shall negotiate with Parent in good faith regarding any changes to the terms of this Agreement and any other proposals made by Parent so that a Change in Recommendation would no longer be necessary; and

(ii)              following such four (4)-Business Day period, and after considering in good faith any changes or proposals made by Parent, the Company Board or a committee thereof shall have determined in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to make a Change in Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law.

In the event of any material change in any event, occurrence or fact relating to such Intervening Event (other than in respect of any revisions proposed or proposals made by Parent as referred to above), a new notice shall be required from the Company pursuant to Section 6.02(d)(ii), except that the references to four (4) Business Days in this Section 6.02(d) shall be deemed to be two (2)

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Business Days, and the provisions of this Section 6.02(d) shall otherwise apply to the Intervening Event as modified thereby.

(e)               Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Written Consent if the Company receives a written Acquisition Proposal made after the date of this Agreement and not withdrawn that the Company Board or a committee thereof believes in good faith to be bona fide and the Company Board or a committee thereof determines in good faith (after consultation with its outside legal counsel and financial advisors) that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure to take an action set forth in clause (x) or (y) would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law, then (x) the Company Board or a committee thereof may make a Change in Recommendation or (y) the Company may terminate this Agreement pursuant to Section 8.01(d)(i) in order to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided that in either such case (A) the Company shall have provided to Parent four (4) Business Days’ prior written notice (the “Superior Proposal Notice”) (provided that such notice shall not constitute a Change in Recommendation) advising Parent that the Company intends to take such action (and specifying, in reasonable detail, the material terms and conditions of any such Superior Proposal), including the identity of the Third Party making such Acquisition Proposal and providing Parent with a copy of the Alternative Acquisition Agreement and any other documents containing the material terms of such Superior Proposal (provided that Parent shall be required to keep all such documents and their terms confidential in accordance with the terms of the Confidentiality Agreement), and (B):

(i)               during such four (4)-Business Day period, if requested by Parent in good faith, the Company and its Representatives shall negotiate with Parent in good faith regarding changes to the terms of this Agreement and any other proposals made by Parent intended by Parent to cause such Acquisition Proposal to no longer constitute a Superior Proposal; and

(ii)              following such four (4)-Business Day period, and after considering in good faith any changes or proposals made by Parent, the Company Board or a committee thereof shall have determined in good faith (after consultation with its outside legal counsel and financial advisors) that (x) such Acquisition Proposal continues to constitute a Superior Proposal, and (y) the failure to make the Change in Recommendation or terminate this Agreement pursuant to Section 8.01(d)(i) would reasonably be expected to be inconsistent with the Company Board’s fiduciary obligations under Applicable Law.

Any material revisions to such Acquisition Proposal shall constitute a new Acquisition Proposal and shall in each case require the Company to deliver to Parent a new Superior Proposal Notice, except that the references to four (4) Business Days in this Section 6.02(e) shall be deemed to be two (2) Business Days.

(f)                During the Pre-Closing Period, the Company shall promptly (and in any event no later than 36 hours after receipt) advise Parent in writing in the event that the Company receives any Acquisition Proposal and in connection with such notice provide to Parent the material terms and conditions of any such Acquisition Proposal (including the identity of the Third Party making any such Acquisition Proposal). During the Pre-Closing Period, the Company shall (i) keep Parent reasonably informed of the status, material details and material terms of any

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such Acquisition Proposal (including, prior to initially furnishing any information or to commencing any discussions or negotiations pursuant to Section 6.02(b), advising Parent of any determination by the Company Board pursuant to Section 6.02(b)) and any discussions and negotiations concerning the material terms and conditions thereof and (ii) promptly provide to Parent (and in any event no later than one 36 hours after receipt or delivery thereof) any written proposal, indication of interest (or amendment thereto) or any other written material that constitutes an Acquisition Proposal (or amendment thereto) including copies of any proposed Alternative Acquisition Agreements.

(g)               Nothing contained in this Agreement shall prohibit the Company, directly or indirectly, through its Representatives, from (i) taking and disclosing to the stockholders of the Company any position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any disclosure to the stockholders of the Company that the Company Board or a committee thereof has determined in good faith (after consultation with its outside legal counsel) is required by Applicable Law; provided that this Section 6.02(g) shall not be deemed to permit the Company Board or a committee thereof to make a Change in Recommendation except to the extent permitted by Section 6.02(d)–(e); provided, further, that nothing in this Section 6.02 shall prohibit the Company from contacting and engaging in discussions with any Person or group or their respective Representatives who has made an Acquisition Proposal solely for the purpose of (x) clarifying such Acquisition Proposal and the terms thereof or (y) determining whether such Person intends to provide any documents (or additional documents) containing the terms and conditions of such Acquisition Proposal. In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company Board or a committee thereof that describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of this Agreement with respect thereto will not, in and of itself, be deemed to be (A) a withdrawal, modification, amendment, qualification or proposal by the Company Board or a committee thereof to withdraw, modify, amend or qualify the Company Recommendation, (B) an approval, recommendation or a declaration of advisability with respect to such Acquisition Proposal or (C) a Change in Recommendation.

Section 6.03.      Written Consent; Preparation of the Information Statement.

(a)               Immediately following the execution of this Agreement and in lieu of calling a meeting of the stockholders of the Company, the Company shall use its reasonable best efforts to obtain the Written Consent. Promptly following the receipt of the Written Consent, the Company will provide Parent with a copy of such Written Consent. In connection with the Written Consent, the Company shall take all actions necessary or advisable to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262 thereof, and the Organizational Documents of the Company.

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(b)

(i)               As promptly as reasonably practicable (but no later than 20 days) after the date hereof, the Company shall prepare and file with the SEC a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing (1) the information specified in Schedule 14C under the Exchange Act concerning the Written Consent and the Merger, (2) the notice of action by written consent required by Section 228(e) of the DGCL and (3) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL (as amended or supplemented from time to time, the “Information Statement”). The Company shall provide Parent with a draft of the Information Statement (and any amendment or supplement thereto) prior to filing with the SEC. Parent shall provide the Company with all information concerning Parent and Merger Sub as may be reasonably requested by the Company and is customarily included in an information statement prepared. Each of the Company, Parent and Merger Sub shall promptly correct any information with respect to it or provided by it for use in the Information Statement if and to the extent, in the absence of such a correction, the Information Statement would contain a misstatement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall disseminate such correction to the stockholders of the Company in an amendment or supplement and to cause such amendment or supplement to be filed with the SEC. The Company shall notify Parent promptly in writing upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Information Statement and shall promptly supply Parent with copies of all such comments, requests and any other written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Information Statement. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Information Statement and to resolve such comments with the SEC and cause the Information Statement to be filed with the SEC in definitive form as contemplated by Rule 14c-5 under the Exchange Act, and shall use its reasonable best efforts to cause the Information Statement to be disseminated in its definitive form to the stockholders of the Company as promptly as reasonably practicable (and in any event within three Business Days thereof) after the first to occur of (I) confirmation from the SEC that it has no further comments on the Information Statement, (II) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (III) expiration of the 10-day period after filing the preliminary Information Statement in the event the SEC does not review the Information Statement. If Parent, Merger Sub or any of their respective Affiliates is required to file any other document with the SEC in connection with this Agreement or the Transactions, including the Merger, Parent shall provide the Company with a reasonable opportunity to review and to propose comments on any such document, which Parent shall consider in good faith.

(ii)              The Company agrees that the Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and that, at the time it is filed with the SEC, at the time it is first mailed to the stockholders of the Company or at the time of any amendment or supplement thereof, the Information Statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements included or incorporated by reference in the Information Statement based on information supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein. Parent agrees that none of the written information supplied or

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to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Information Statement will, at the time it is filed with the SEC or at the time it is first mailed to the stockholders of the Company or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.04.      Access to Information.

(a)               Upon reasonable notice to the Company, the Acquired Companies shall, and shall cause their respective officers, directors, employees and other Representatives to, use their respective reasonable best efforts to afford Parent’s and Merger Sub’s officers and Parent’s and Merger Sub’s other authorized Representatives reasonable access as reasonably requested by Parent, during normal business hours throughout the Pre-Closing Period, to their respective Representatives, officers, employees, properties, facilities, books, Contracts, records (including Tax Returns; it being understood, however, that Diamond shall not be required to provide or make available any combined, consolidated or unitary Tax Return relating to a group of which Diamond is or was the common parent), reports, correspondence and any other documents and information of the Acquired Companies that is in the possession, custody or control of any of the Acquired Companies (whether in physical or electronic form) and shall furnish Parent and Merger Sub all financial, operating and other data and information, in each case, as Parent and Merger Sub through their officers, employees or other Representatives, may reasonably request, in each case, for purposes that are, in good faith, directly and actually related to, and necessary for, the consummation of the Transactions or Parent’s or its Affiliates’ integration and post-Closing operational planning; provided, however, that any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Acquired Companies and in such a manner as not to unreasonably interfere with the normal operation of the Business; provided, further, that such access may be limited by the Acquired Companies to the extent reasonably necessary to comply with any COVID-19 Measures; provided, further, that the Acquired Companies shall not be required to prepare or deliver financial information in a form not customarily prepared by the Acquired Companies. Nothing in this Agreement shall require any of the Acquired Companies to disclose any information to Parent if such disclosure would, in the Company’s reasonable determination (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any Applicable Law, fiduciary duty or binding confidentiality obligation of any Acquired Company or its Affiliate (so long as the Company informs Parent that it is withholding such information and has used reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Applicable Law, agreement or duty); provided, further, that information shall be disclosed subject to the execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, in each case, to the extent that the Company determines that doing so may be reasonably required for the purposes of complying with applicable Antitrust and Foreign Investment Laws.

(b)               No information or knowledge obtained by Parent or Merger Sub pursuant to Section 6.02, this Section 6.04 or otherwise shall affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained in this Agreement, the conditions to the obligations of the parties to consummate the Transactions, including the Merger, in accordance with the terms and provisions of this Agreement or otherwise prejudice in any way

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the rights and remedies of Parent or Merger Sub hereunder, nor shall any such information, knowledge or investigation be deemed to affect or modify Parent’s or Merger Sub’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement.

(c)               With respect to all information provided to Parent or any of its Representatives by the Company or any of its Representatives in connection with this Agreement and the consummation of the Transactions (including any information disclosed pursuant to this Section 6.04) Parent shall comply with and shall instruct its Representatives to comply with, all of its obligations under the Confidentiality Agreement.

Section 6.05.      Employee Benefit Plan Matters.

(a)               For a period of one (1) year following the Effective Time, Parent shall cause the Surviving Corporation or applicable Company Subsidiary to provide to each Continuing Employee (i) base salary or base wage, as applicable, in an amount no less favorable than that in effect for such Continuing Employee immediately prior to the Effective Time, and (ii) (A) target short term cash incentive compensation opportunities, (B) severance benefits and (C) other employee compensation and benefits (excluding equity or equity-based, long-term incentives, retention, change in control, nonqualified deferred compensation, defined benefit pension and post-employment welfare benefits (the “Excluded Benefits”)) that, in each case, are either (y) substantially comparable in the aggregate to those (other than the Excluded Benefits) provided to such Continuing Employee immediately prior to the Effective Time under the Employee Plans listed on Section 6.05(a) of the Company Disclosure Letter or (z) no less favorable in the aggregate to those (other than the Excluded Benefits) provided to similarly situated employees of Parent.

(b)              Each Continuing Employee who participates in the annual bonus program in respect of the Company’s 2025 fiscal year shall, to the extent not paid prior to the Closing Date, receive a cash bonus in respect of such 2025 fiscal year based on actual performance.

(c)               From and after the Closing Date, with respect to Continuing Employees, Parent shall cause the Surviving Corporation or other applicable Subsidiary to recognize service of each such Continuing Employee with the Acquired Companies prior to the Closing Date for purposes of eligibility to participate, levels of benefits (but not for benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-retirement medical or other similar benefits) and vesting under each compensation, vacation, fringe or other welfare benefit plan, program or arrangement of the Surviving Corporation or any of its Affiliates (collectively, the “Parent Benefit Plans”) in which any Continuing Employee is or becomes eligible to participate, but solely to the extent that service was credited to such employee for such purposes under a comparable Company Employee Plan immediately prior to the Closing Date and to the extent that such credit would not result in a duplication of benefits.

(d)               From and after the Closing Date, with respect to each Parent Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA providing group health benefits in which any Continuing Employee is or becomes eligible to participate, Parent shall use commercially reasonable efforts to cause each such Parent Benefit Plan to waive

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all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Company Employee Plan in which such Continuing Employee was a participant immediately prior to his commencement of participation in such Parent Benefit Plan.

(e)               Parent, the Company and the Surviving Corporation acknowledge and agree that all provisions contained in this Section 6.05 are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any Company Employee, any participant in any Company Employee Plan, Diamond Employee Plan or Parent Benefit Plan or any beneficiary thereof or any right to continued employment with Parent, Company, the Surviving Corporation or any of their Affiliates. Nothing in this Section 6.05 shall be deemed to amend any Company Employee Plan, any Diamond Employee Plan or any Parent Benefit Plan or to require Parent, the Surviving Corporation or any of their Affiliates to permit any Person to participate in any particular benefit or compensation plan sponsored or maintained by Parent or any of its Affiliates, or to continue or amend any particular benefit or compensation plan, before or after the consummation of the Transactions, and any such plan may be amended or terminated in accordance with its terms and Applicable Law.

Section 6.06.      Debt Financing.

(a)               Each of Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all things necessary, to obtain the Debt Financing on the terms and subject to the conditions (including “market flex” provisions) set forth in the Debt Commitment Letter and the Debt Financing Fee Letter, including using reasonable best efforts to (i) maintain in effect and comply with the Debt Commitment Letter, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and subject only to the conditions (including the market “flex” provisions) set forth in the Debt Commitment Letter and the Debt Financing Fee Letter (or on other terms that, with respect to conditionality, are not less favorable to Parent or Merger Sub than the terms and conditions (including market “flex” provisions) set forth in the Debt Commitment Letter and the Debt Financing Fee Letter), (iii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub in the Debt Commitment Letter that are within the control of Parent or Merger Sub, (iv) upon the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger and consummate the Debt Financing, (v) enforce its rights under the Debt Commitment Letter and (vi) otherwise comply with the Parent’s and the Merger Sub’s obligations under the Debt Commitment Letter and the definitive documents for the Debt Financing. Parent and Merger Sub shall not, without the prior written consent of the Company, agree to or permit any termination of or amendment, supplement or modification to be made to, or grant any waiver of any provision under, the Debt Commitment Letter if such termination, amendment, supplement, modification or waiver would (A) reduce the aggregate amount of any portion of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount as compared to the fees and original issue discount contemplated by the Debt Commitment Letter or the Debt Financing Fee Letter (including any “flex” provisions set forth therein) on the date of this Agreement unless the Debt Financing is increased by a corresponding amount) such that the aggregate amount of the Debt Financing would

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reasonably be expected to be below the amount required to pay the Required Amount (after giving effect to any cash or other sources of liquidity available to Parent and Merger Sub), (B) impose new or additional conditions precedent to the availability of the Debt Financing or otherwise expand, amend or modify any of the conditions precedent to the Debt Financing in a manner that would reasonably be expected to prevent or materially delay the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) or (C) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against other parties to the Debt Commitment Letter. Parent shall promptly deliver to the Company copies of any amendment, modification, supplement, consent or waiver to or under any Debt Commitment Letter.

(b)               Upon request by the Company, Parent shall keep the Company informed on a reasonably prompt basis and in reasonable detail of the status of its efforts to arrange the Debt Financing. Parent and Merger Sub shall give the Company prompt notice of (i) any actual breach, default, termination or cancellation by any party to any of the Debt Commitment Letter of which Parent or Merger Sub becomes aware, (ii) the receipt by Parent or Merger Sub of any written notice or other written communication from any Debt Financing Source with respect to any (A) actual or threatened (in writing) breach, default, termination or cancellation by any party to any of the Debt Commitment Letter or (B) dispute or disagreement between Parent and any Debt Financing Source or among any parties to any of the Debt Commitment Letter (other than ordinary course or customary negotiations relating to the Debt Commitment Letter or any definitive document related to the Debt Financing), in each case regarding the Debt Financing, and (iii) the occurrence of an event or development that could reasonably be expected to adversely impact the ability of Parent or Merger Sub to obtain all or any portion of the Debt Financing necessary to fund the Required Amount (after giving effect to any cash or other sources of liquidity available to Parent and Merger Sub) on the terms and in the manner contemplated by the Debt Commitment Letter. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any applicable market “flex” provisions) contemplated by the Debt Commitment Letter, Parent shall promptly notify the Company in writing and Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain, as promptly as practicable, in replacement thereof alternative financing (the “Alternative Financing”) from alternative sources in an amount sufficient to fund the Required Amount with terms and conditions (including market “flex” provisions) not less favorable to Parent and Merger Sub (or their respective Affiliates) than the terms and conditions set forth in the Debt Commitment Letter. Parent shall deliver to the Company true and complete copies of the alternative debt commitment letters (including fee letters) pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing. For the avoidance of doubt, it is understood and agreed that, subject to the limitations set forth in Section 6.06(a) and this Section 6.06(b), Parent and Merger Sub may amend, restate and/or replace (or cause any of the foregoing) the Debt Commitment Letter to (x) add or replace additional lenders, lead arrangers, syndication agents or similar entities or reallocate commitments or reassign titles so long as the aggregate amount of the Debt Financing is not reduced below the Required Amount (after giving effect to any cash or other sources of liquidity available to Parent and Merger Sub) and (y)  implement or exercise any “flex” provisions in the Debt Financing Fee Letter as in effect on the date of this Agreement. For purposes of this Agreement, references to the Debt Commitment Letter shall include such documents as permitted to be amended, restated, modified, supplemented or replaced by this Section 6.06 and (z) references to Debt Financing shall include the debt financing contemplated by the Debt Commitment Letter as permitted to be amended, modified, supplemented or replaced by this Section 6.06.

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Section 6.07.      Financing Cooperation.

(a)               Cooperation. Prior to the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, use its respective reasonable best efforts to provide Parent and Merger Sub with all cooperation requested by Parent in connection with the arrangement and syndication contemplated by the Debt Financing, including using its respective reasonable best efforts to:

(i)               as promptly as reasonably practicable, furnish Parent with the Required Information (including updating and correcting any Required Information to the extent such Person has knowledge that such Required Information contains any material omission of fact or material misstatement of fact regarding the Company and the Company Subsidiaries); provided that in no event shall the Required Information be deemed to include or shall the Company otherwise be required to provide any information regarding any post-Closing or pro forma financial statements, post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing (including any synergies or cost savings), projections, ownership or an as-adjusted capitalization table;

(ii)              assist in preparation for and participate in a reasonable number of investor and lender meetings (including a reasonable and limited number of one-on-one meetings and calls that are requested in advance with or by the Debt Financing Sources) (which shall be virtual unless otherwise agreed to by the Company), presentations and sessions with rating agencies in connection with the Debt Financing at reasonable times and locations mutually agreed, and assist Parent in obtaining ratings in connection with the Debt Financing;

(iii)             assist Parent with the preparation of customary materials for rating agency presentations, bank information memoranda and similar marketing documents required in connection with the Debt Financing as reasonably requested by Parent;

(iv)              provide all documentation and other information about the Company and the Company Subsidiaries as is reasonably required under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act at least four (4) Business Days prior to the Closing, in each case to the extent requested at least ten (10) Business Days in advance of the Closing;

(v)               furnishing Parent with the Payoff Deliverables (including providing Parent with drafts thereof at least three (3) Business Days prior to the Closing);

(vi)              assist in the preparation and facilitate the execution and delivery (in the case of execution and delivery, solely to the extent any such execution would only be effective on or after the Closing Date) of any definitive financing documentation required in connection with the Debt Financing and the schedules and exhibits thereto, in each case, customarily required to be delivered under such definitive financing documentation, including credit agreements (or joinders thereto), pledge and security documents, and other definitive financing documents and deliverables;

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(vii)             assist in the creation and perfection of security interests, pledges, mortgages and other liens, in each case only so long as such security interests, pledges, mortgages and other liens do not become effective prior to the Closing; and

(viii)            assist in the taking of customary corporate and other similar actions, subject to and contingent upon the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing on the Closing Date (provided that no such action shall be required by the Company Board and such actions will only be required by a director, manager or any equivalent officer or employee of the Company or any Company Subsidiary who will continue in such position after the Closing).

(b)               Obligations of the Company. Nothing in this Section 6.07 will require any Acquired Company to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) enter into any definitive agreement that is effective prior to the Effective Time (other than customary bank authorization letters (or the equivalent thereof)); (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time; (iv) take any action that, would unreasonably interfere with the conduct of the business of the Acquired Companies or create an unreasonable risk of damage or destruction of any property or assets of the Acquired Companies; (v) deliver or cause the delivery of any legal opinions or accountant comfort letters, (vi) prepare or deliver financial information in a form not customarily prepared by the Company or (vii) deliver any certificate or authorization letter that it reasonably believes in good faith, contains any untrue certifications. In addition, notwithstanding anything to the contrary in this Section 6.07, (A) no action, liability or obligation of the Acquired Companies or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and none of the Acquired Companies will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time (other than customary bank authorization letters (or the equivalent thereof)); (B) any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Debt Financing will contain disclosure reflecting the Surviving Corporation or its Subsidiaries as the obligor; and (C) no officer or Representative of the Acquired Companies shall be required to deliver any certificate or opinion or take any other action under this Section 6.07 that could reasonably be expected to result in personal liability to such officer or Representative.

(c)               Reimbursement. After any valid termination of this Agreement, promptly upon request (but in any event within 30 days thereafter) by the Company, Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Acquired Companies in connection with the cooperation of the Acquired Companies contemplated by this Section 6.07; provided that the Acquired Companies (and not Parent) shall be responsible for any amounts that would otherwise have been incurred in the absence of the Transactions.

(d)               Indemnification. The Acquired Companies and their respective Representatives will be indemnified and held harmless by Parent from and against any and all

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liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing pursuant to this Agreement or the provision of information utilized in connection therewith.

(e)                Logos. The Company hereby consents to the use of its logos solely in connection with the Debt Financing; provided that Parent and Merger Sub shall ensure that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company’s reputation or goodwill and will comply with the Company’s usage requirements to the extent made available to Parent and Merger Sub prior to the date of this Agreement.

(f)                 No Financing Condition. Notwithstanding anything in this Agreement to the contrary, each of Parent and Merger Sub understands and acknowledges and agrees that obtaining the Debt Financing is not a condition to the obligations of the parties to consummate the Merger, in accordance with the terms and provisions of this Agreement.

Section 6.08.      State Takeover Laws. If any “control share acquisition,” “business combination,” “fair price,” “moratorium” or other anti-takeover Applicable Law may become or is deemed or purports to be applicable to any Transaction, then each of the Company, Parent, Merger Sub, and their respective Boards of Directors shall use their respective reasonable best efforts to (i) take such actions with respect thereto as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and (ii) otherwise act to render such anti-takeover Applicable Law (or, in the case of Section 203 of the DGCL, the restrictions on business combinations provided therein) inapplicable to, or to minimize the effects of the foregoing on, the Transactions.

Section 6.09.      Obligations of Parent. Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions (including the Merger), on the terms and conditions set forth in this Agreement, in each case, on a timely basis. Immediately following the execution of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver a written consent adopting this Agreement in accordance with the DGCL.

Section 6.10.      Director and Officer Liability.

(a)               From and after the Effective Time, Parent shall (and shall cause the Surviving Corporation to) indemnify, defend and hold harmless, to the extent required by the Organizational Documents of the Company as in effect as of the date hereof (and shall advance expenses as incurred to the extent required by the Organizational Documents of the Company as in effect as of the date hereof); provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if a court of competent jurisdiction determines in a final, nonappealable judgment that such Person is not entitled to be indemnified hereunder, each present and former director and officer of any of the Acquired Companies and each of their employees who serves as a fiduciary of the Company Stock Plan, as the case may be, (in each case, when acting in such capacity) (each, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities

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(whether civil, criminal, administrative, investigative or other), arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the Transactions.

(b)               Prior to the Closing, the Company shall use its reasonable best efforts to purchase a “tail” or “runoff” officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Party on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement (the “Current Policy”) for the six (6)-year period following the Closing and at an aggregate price not to exceed three hundred fifty percent (350%) of the amount per annum the Company paid or required to be paid for a twelve (12)-month period under the Current Policy (the “Current Premium”). If the Company or, pursuant to the immediately following sentence, Parent obtains prepaid “tail” or “runoff” policies in accordance with this Section 6.10(b), the Surviving Corporation shall, and Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect for their full term, and they shall continue to honor the obligations thereunder. If the Company is unable to obtain the “tail” or “runoff” policy for a cost less than or equal to three hundred fifty percent (350%) of the Current Premium, the Company shall instead obtain as much comparable insurance as possible for an aggregate premium equal to three hundred fifty percent (350%) of the Current Premium.

(c)               From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of any of the Acquired Companies pursuant to (i) each indemnification agreement listed on Section 6.10(c) of the Company Disclosure Letter that is in effect between the Company or any of the Company Subsidiaries and any individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Company Subsidiary; and (ii) any indemnification provision and any exculpation provision set forth in the certificate of incorporation or bylaws or other Organizational Documents of the Company or any Company Subsidiary as in effect on the date of this Agreement. From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, the Organizational Documents of the Surviving Corporation shall contain, and Parent shall cause the Organizational Documents of the Surviving Corporation and the Acquired Companies to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation than are set forth in the Organizational Documents of the Company and the Acquired Companies as in effect on the date of this Agreement.

(d)               If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall assume the obligations set forth in this Section 6.10.

(e)               Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 6.10 (i) shall survive the consummation of the Merger, (ii) are intended to be for the benefit of, and shall be enforceable by, each indemnified or insured party (including each Indemnified Party), his or her heirs and his or her or their trustees or administrators or persons acting in similar capacities and (iii) are in addition to, and not in substitution for, any other rights

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to indemnification or contribution that any such individual may have under the certificate of incorporation or bylaws, or comparable Organizational Documents of the Company or any Company Subsidiary, under any applicable Contract or Applicable Laws, or otherwise. Unless required by Applicable Law, this Section 6.10 may not be amended, altered, or repealed after the consummation of the Merger in such a manner as to adversely affect any of the rights of any Person indemnified by this Section 6.10 without the prior written consent of the affected Person.

Section 6.11.      Reasonable Best Efforts.

(a)               Subject to the terms and conditions of this Agreement, the Company and Parent shall (and shall cause their respective Subsidiaries to) each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate and make effective the Transactions prior to the End Date, including (i) the obtaining of all necessary actions, waivers, registrations, permits, authorizations, orders, consents and approvals from Governmental Authorities, the expiry or termination of any applicable waiting periods, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, Third Parties necessary, proper or advisable to consummate the Transactions and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

(b)               In furtherance and not in limitation of the undertakings pursuant to this Section 6.11, each of Parent, including, if applicable, its “ultimate parent entity,” as that term is defined in the HSR Act and its implementing regulations (“UPE”), on the one hand, and the Company, on the other hand, shall (i) prepare and file any notification and report forms and related material required under the HSR Act and any other applicable Antitrust and Foreign Investment Laws with respect to the Transactions (if any), and any additional filings or notifications and related material that are necessary to permit consummation of the Transactions as promptly as practicable (but, in each case, within the timeframes set out in Section 6.11(b) of the Company Disclosure Letter) and (ii) provide or cause to be provided as promptly as reasonably practicable any information and documentary material that may be reasonably requested by the DOJ or FTC under the HSR Act or by other Governmental Authorities under applicable Antitrust and Foreign Investment Laws. Parent shall pay all filing fees payable pursuant to the HSR Act or other applicable Antitrust and Foreign Investment Laws (if any).

(c)               The Company and Parent shall jointly devise and implement the strategy for all filings, notifications, submissions and communications in connection with any filing, notice, petition, statement, registration, submission of information, application or similar filing subject to this Section 6.11, including determining whether to stay, toll or extend, directly or indirectly, any applicable waiting period under the HSR Act or other applicable Antitrust and Foreign Investment Law. In furtherance of the foregoing, subject to Applicable Law, the Company and Parent shall (and shall cause their respective counsel to and (x) with respect to the Company, shall cause the Company Subsidiaries to and (y) with respect to Parent, shall cause its Subsidiaries to) (i) cooperate in all respects with each other in connection with any filing or submission with a

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Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any Proceeding initiated by a private Person, (ii) have the right to review in advance, and to the extent practicable each shall consult the other on, any material filing made with, or written materials to be submitted to, any Governmental Authority in connection with the Transactions and of any material communication received or given in connection with any Proceeding by a private Person, in each case regarding any of the Transactions, (iii) promptly inform each other of any material communication (or any other material correspondence or memoranda) received from, or given to, the DOJ or the FTC or any other applicable Governmental Authority (including, in the case of Parent, any material communication received from its UPE, if applicable) and (iv) promptly furnish each other with copies of all material correspondence, filings and written communications between them or their Subsidiaries or, in the case of Parent, its UPE, if applicable, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the Transactions. In furtherance of the foregoing, the Company and Parent shall provide the other party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the Transactions; provided that each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries (in the case of the Company), as the case may be, that appears in any filing made with, or written materials (including correspondence) submitted to, any Third Party and/or any Governmental Authority in connection with any governmental inquiry, investigation or Proceeding with respect to the Transactions. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.11 as “Antitrust Counsel Only Material.” Notwithstanding anything to the contrary in this Section 6.11, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Acquired Companies and as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(d)               Without limiting the generality of the undertakings of Parent and the Company pursuant to Section 6.11(a) and Section 6.11(b), each of Parent and the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust and Foreign Investment Laws that may be asserted by any Governmental Authority or any other Person so as to enable the parties hereto to obtain all necessary actions, waivers, registrations, permits, authorizations, orders, consents, approvals, and the expiry or termination of any applicable waiting periods from Governmental Authorities to consummate the Transactions.  Notwithstanding anything to the contrary in this Agreement, no party shall be required to (and the Company and the Company Subsidiaries shall not, without the prior written consent of Parent), (i) propose, negotiate, commit to, effect, by consent decree, hold separate orders, or otherwise, the sale, divestiture, license or other disposition of such of its and their assets, properties or businesses or of the assets, properties or businesses to be acquired by Parent pursuant hereto, (ii) enter into such other arrangements to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any Proceeding by a Governmental Authority or any other Person under Antitrust and Foreign Investment Laws that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions, other than, solely with respect to the FDI Laws, any action,

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concession or undertaking (other than any hold separate, sale, divestiture, license or other disposition of assets, properties or businesses) that (y) is conditioned on the Closing and (z) would not reasonably be expected to (A) have a material and adverse impact on the benefits expected to be derived by Parent from the Transactions or (B) be material, individually or in the aggregate, to the business, results of operation, financial condition or operations of Parent or the Acquired Companies or (iii) defend any claim asserted in court by any Governmental Authority or any other Person under Antitrust and Foreign Investment Laws in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the Closing occurring prior to the End Date.

(e)               From the date of this Agreement until the earlier of (i) the valid termination of this Agreement in accordance with its terms and (ii) the expiration of termination of the waiting period under the HSR Act applicable to the Transactions, neither Parent nor Merger Sub (nor any other Affiliate of Parent) shall enter into any agreement, transaction or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to materially and adversely affect or materially delay Parent’s or Merger Sub’s ability to: (i) obtain the timely expiration or termination of the waiting period under the HSR Act, or the authorizations, consents, Orders and approvals required under any other applicable Antitrust and Foreign Investment Laws, applicable to the Transactions; (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order that would materially delay or prevent the consummation of the Transactions; or (iii) obtain all other authorizations, consents, Orders and approvals of Governmental Authorities necessary for the consummation of the Transactions in accordance with the terms and conditions of this Agreement.

Section 6.12.      Transaction Litigation. During the Pre-Closing Period, the Company shall control the defense and settlement of any Transaction Litigation; provided, however, that the Company shall promptly notify Parent in writing of any such Transaction Litigation. The Company shall (a) give Parent the right to review and comment on all material filings or responses to be made by the Company and shall discuss in advance any material discussions or communications proposed to be held by the Company with any Third Party in connection with any such Transaction Litigation (and the Company shall in good faith consider any comments or feedback provided by Parent), and the opportunity to participate in the defense and settlement of, any such Transaction Litigation and (b) if Parent does not exercise such right to participate (subject to the Company’s control right), keep Parent reasonably and promptly informed with respect to the status of such Transaction Litigation; provided, however, that the disclosure of information in connection therewith shall be subject to the provisions of Section 6.04, including regarding attorney-client privileges and other applicable legal privileges. Notwithstanding the foregoing, no compromise or full or partial settlement of any Transaction Litigation shall be agreed to by the Company without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.13.      Public Announcements. The parties hereto agree that the initial press release to be issued with respect to the Transactions shall be a joint press release, in a form mutually agreed to by the parties hereto, and shall be issued as promptly as practicable following the execution and delivery of this Agreement. Parent and the Company shall consult with each other before issuing any other press release, or scheduling a press conference or conference call

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with investors or analysts, and shall use reasonable best efforts to consult with each other before making any other public statement, in each case, with respect to this Agreement or the Transactions, and shall not issue any such press release or make any such other public statement relating to this Agreement or the Transactions without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except for any such release or announcement that Parent or the Company determines, after consultation with outside legal counsel, is required by Applicable Law or any listing agreement with or rule of any national or foreign securities exchange or association upon which the securities of the Company or Parent, as applicable, are listed, in which case the party required to make the release or announcement shall provide notice to and, to the extent reasonably practicable, consult with the other party about, and shall use its reasonable best efforts to allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider any such reasonable comments that are timely provided in good faith; provided, however, that each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents and any documents, reports, statements, forms or other filings required to be made by Parent with the SEC, so long as such statements, announcements and disclosures substantially reiterate (and are not inconsistent with) previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved in advance by the other party); and provided, further, that, notwithstanding the foregoing, neither Parent nor the Company shall be required to consult with or obtain consents from the other parties hereto before issuing any press release or making any other public statement with respect to any Change in Recommendation, Acquisition Proposal or Intervening Event; provided, further that notwithstanding anything herein to the contrary, Parent, Merger Sub and their Affiliates shall be permitted to (without prior consultation to any other Person) make disclosures or communications to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions.

Section 6.14.      Section 16 Matters. Prior to the Closing, the Company shall take all actions to the extent necessary or as may be reasonably requested by any party hereto in connection with this Agreement to cause the transactions contemplated by Section 2.06 and any and all dispositions or cancellations of equity securities of the Company (including any deemed dispositions or cancellations and any derivative securities with respect to any equity securities of the Company) held by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and who would otherwise be subject to Rule 16b-3 under the Exchange Act, to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.15.      Stock Exchange De-listing. Parent or the Surviving Corporation shall cause the Company Common Stock to be de-listed from Nasdaq and de-registered under the Exchange Act at or as promptly as practicable following the Effective Time.

Section 6.16.      Termination of Intercompany Contracts. Effective upon the Closing, other than the Contracts listed in Section 6.16 of the Company Disclosure Letter, all Contracts between the Company or any of its Subsidiaries, on the one hand, and Diamond or any of its Affiliates (other than the Company and the Company’s Subsidiaries) shall be terminated without any party thereto having any further liability thereunder to the other parties thereto, other

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than ordinary course liabilities relating to the Pre-Closing Period (such Contracts to be terminated upon the Closing, the “Diamond Related Contracts”).

Section 6.17.      Repatriation. The Company and its Subsidiaries will use their commercially reasonable efforts (in the manner reasonably requested in writing by Parent at least ten (10) Business Days prior to the Closing) to distribute or transfer or cause to be distributed or transferred (including through loans, prepayments of obligations or the repayment of intercompany obligations) to the Company immediately before the Closing any cash balances held by any non-U.S. Subsidiaries to the Company; provided, however, that no distribution or transfer will be required to be made (a) to the extent such distribution or transfer (i) would be subject to withholding or other Taxes in advance of the Effective Time or (ii) would violate Applicable Law or any minimum cash balance or capital surplus requirements applicable to such Subsidiaries and (b) unless and until all of the conditions to the Merger set forth in Section 7.01, Section 7.02 and Section 7.03 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing), and Parent has irrevocably confirmed and agreed in writing that it acknowledges satisfaction or waiver of all of the conditions to the Merger set forth in Section 7.02 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) and is ready, willing and able to consummate the Closing.

Article 7

CONDITIONS TO THE MERGER

Section 7.01.      Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver, on or prior to the Closing, of the following conditions:

(a)               the Company shall have received the Written Consent;

(b)               (i) any waiting period (or any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated and (ii) the approvals, clearances or expirations of waiting periods under any other applicable Antitrust and Foreign Investment Laws as set forth on Section 6.11(b) of the Company Disclosure Letter will have occurred or been obtained; and

(c)               no Governmental Authority of competent authority in the jurisdictions set forth on Section 7.01(b) of the Company Disclosure Letter shall have issued any Order or enacted any Applicable Law or other legal restraint or prohibition that remains in effect that makes consummation of the Merger illegal or otherwise prohibited.

(d)               At least 20 calendar days shall have elapsed since the Company mailed to the stockholders of the Company the Information Statement as contemplated by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).

Section 7.02.      Conditions to the Obligations of Parent and Merger Sub.

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(a)               The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver, on or prior to the Closing, of the following conditions: (i) the representation and warranty of the Company set forth in Section 4.11(b) shall be true and correct as of the date of this Agreement and as of Closing Date, (ii) the representations and warranties of the Company set forth in Section 4.07(a) and Section 4.07(c)(i) – (iv) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made at such time, except, in each case, for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all respects as of such particular date), and except, in each case, for any inaccuracies that would not, individually or in the aggregate, result in additional cost, expense or liability to Parent, Merger Sub or the Company (individually or in the aggregate) of more than $5,000,000; (iii) each of the representations and warranties of the Company set forth in Section 4.01 (other than the third sentence thereof), Section 4.02, Section 4.03, Section 4.04, Section 4.07(c) (other than (c)(i) – (iv)), and Section 4.07(d), Section 4.26, Section 4.27 and Section 4.28 of this Agreement (A) that are not qualified by any materiality, Company Material Adverse Effect or other similar qualifications shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made at such time, except, in each case, for those representations or warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such particular date) and (B) that are qualified by any materiality, Company Material Adverse Effect or other similar qualifications shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made at such time, except, in each case, for those representations or warranties which address matters only as of a particular date (which representations shall have been true and correct in all respects as of such particular date), and (iv) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at such time, except, in each case, for those representations or warranties which address matters only as of a particular date (which representations shall have been true and correct in all respects as of such particular date), other than in the case of this clause (iv) for such failures to be true and correct that have not had or would not reasonably be expected to have a Company Material Adverse Effect (it being understood that for this purpose all references to the term “Company Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded);

(b)               the Company shall have complied in all material respects with each of the covenants, obligations and agreements it is required to comply with or perform at or prior to the Closing;

(c)               Parent and Merger Sub shall have received a certificate of the Company, signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(d) have been satisfied;

(d)               since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect that is continuing and no Effect has occurred that, individually or in the aggregate, is reasonably expected to have a Company Material Adverse Effect; and

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(e)               the Company has delivered to Parent duly executed copies signed by each of the Company and Diamond (and, in the case of the Omnibus Assignment and Assumption Agreement, by the Company, Diamond, the applicable Subsidiaries of the Company, and the applicable Diamond Controlled Affiliates) of (i) the Transition Services Agreement, (ii) the GESA, (iii) the Subcontractor Agreement, (iv) the IP Matters Agreement and (v) the Omnibus Assignment and Assumption Agreement, in each case, in the form attached as an exhibit to the Support Agreement (or in another form mutually agreed to by Parent and the Company).

Section 7.03.      Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver, on or prior to the Closing, of the following conditions:

(a)               The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for any failure to be so true and correct that would not, individually or in the aggregate, result in a Parent Material Adverse Effect; provided, however, that for purposes of determining the accuracy of the representations and warranties of Parent and Merger Sub set forth in this Agreement for purposes of this Section 7.03(a), all references to the term “Parent Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded;

(b)               Parent and Merger Sub shall have complied in all material respects with each of the covenants, obligations and agreements required to be complied with or performed at by Parent and Merger Sub at or prior to the Closing; and

(c)               the Company shall have received a certificate of Parent and Merger Sub, signed by an officer of Parent and Merger Sub, dated as of the Closing Date, certifying that the conditions specified in Section 7.03(a) and Section 7.03(b) have been satisfied.

Article 8

TERMINATION

Section 8.01.      Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time:

(a)               by mutual written agreement of the Company and Parent;

(b)               by either the Company or Parent, if:

(i)               the Merger shall not have been consummated in accordance with the terms of this Agreement on or before 11:59 p.m., Eastern Time, on June 20, 2025 or such other date as may be mutually agreed in writing by the parties from time to time (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement has been a principal cause of, or resulted in, the failure of the Merger to be consummated by the End Date; or

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(ii)              any Governmental Authority of competent authority shall have issued a final, non-appealable Order or enacted any Applicable Law or other legal restraint or prohibition that remains in effect that makes consummation of the Merger permanently illegal or otherwise permanently prohibited; provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have taken all actions required under this Agreement to have any such Order, Applicable Law or other legal restraint, injunction or prohibition lifted; provided, further, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.01(b)(ii) if the issuance of such final and non-appealable Order, Applicable Law or other legal restraint, injunction or prohibition is principally caused by the material breach by such party of any covenant or obligation of such party set forth in this Agreement; or

(c)               by Parent if:

(i)               the Written Consent shall not have been delivered to Parent by the Company by 11:59 p.m. Eastern Time on October 22, 2024;

(ii)              a Change in Recommendation shall have occurred; provided that Parent’s right to terminate this Agreement pursuant to this Section 8.01(c)(i) shall expire upon receipt of the Written Consent; or

(iii)            the Company shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) would give rise to the failure of any of the conditions contained in Section 7.02 and (B) is incapable of being cured by the End Date or, if capable of being cured in such time frame, the Company has not cured within thirty (30) days after written notice has been given by Parent to the Company of such breach; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(c)(iii) if, at the time such termination would otherwise take effect in accordance with the foregoing, Parent or Merger Sub is in material breach of any provision of this Agreement that would result in a failure of a condition set forth in Section 7.03; or

(d)               by the Company, if:

(i)               prior to the time the Written Consent is obtained, (x) the Company has complied with its obligations under Section 6.02; (y) the Company pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 9.04(b) prior to or concurrently with such termination; and (z) substantially concurrently with such termination, the Company enters into a definitive Alternative Acquisition Agreement in respect of such Superior Proposal; or

(ii)              Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) would have a Parent Material Adverse Effect and (B) is incapable of being cured by the End Date or, if capable of being cured in such time frame, Parent or Merger Sub, as applicable, has not cured within thirty (30) days after written notice has been given by the Company to Parent of such breach; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(d)(ii) if, at the time such termination would otherwise take effect in accordance with the foregoing, the Company is in material breach

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of any provision of this Agreement that would result in a failure of a condition set forth in Section 7.02; or

(iii)            (A) all of the conditions set forth in contained in Section 7.01 or Section 7.02 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), (B) Parent and Merger Sub have failed to consummate the Merger at the Closing at the time required pursuant to Section 2.01, (C) the Company has irrevocably notified Parent in writing that (y) if specific performance is granted, the Company is ready, willing and able to consummate the Merger, and (z) all conditions set forth in Section 7.03 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it is irrevocably waiving any unsatisfied conditions set forth in Section 7.03 and (D) Parent or Merger Sub fail to consummate the Merger within three (3) Business Days after the later of (y) receipt of the notice contemplated by clause (C) and (2) the day on which the Closing should have occurred pursuant to Section 2.01.

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give written notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is being effected.

Section 8.02.      Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to each other party hereto; provided, however, that, notwithstanding the foregoing, Section 6.07(c), Section 6.07(d), the last sentence of Section 6.11(b), this Section 8.02 and Article 9 shall survive any termination hereof pursuant to Section 8.01; provided, further, that, subject to Section 9.04(i) and Section 9.04(j), no such termination shall relieve any party from liability for any Willful Breach of this Agreement prior to such termination. The Confidentiality Agreement shall not be affected by the termination of this Agreement and shall continue in full force and effect in accordance with its terms.

Article 9

MISCELLANEOUS

Section 9.01.      Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered, if delivered in person, (ii) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery) or (iii) on the date transmitted if sent by email (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto), in each case, as follows:

if to the Company:

SecureWorks Corp.
One Concourse Parkway, Suite 500

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Atlanta, Georgia 30328
Attention: Wendy K. Thomas, Chief Executive Officer
Email:

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Scott A. Barshay and Laura C. Turano
Email: sbarshay@paulweiss.com and lturano@paulweiss.com

if to Parent or Merger Sub (or, following the Effective Time, the Surviving Corporation):

Sophos Inc.
3090 Nowitzki Way

Suite 300

Dallas, TX 75219
Attention: Chief Legal Officer
Email:

with a copy (which shall not constitute notice) to:

c/o Thoma Bravo, LP

Spear Tower 2400

San Francisco, CA 94105

Attention: Seth Boro; Chip Virnig; Sacha May
Email:

and

Kirkland & Ellis LLP
333 West Wolf Point Plaza

Chicago, Illinois 60654
Attention: Bradley C. Reed, P.C.; Steven A. Page
Email: bradley.reed@kirkland.com; steven.page@kirkland.com

Notwithstanding anything in this Agreement to the contrary, any notice given in accordance with the foregoing clauses (i) or (ii) of this Section 9.01 shall only be effective if a duplicate copy of such notice is promptly given by email in the method described in this Section 9.01.

Section 9.02.      Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Effective Time. Any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time, shall survive in accordance with its terms.

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Section 9.03.      Amendments and Waivers.

(a)               Prior to the Effective Time, any provision of this Agreement may be amended or waived by any party hereto only by action taken or authorized by or on behalf of such party’s Board of Directors (or duly authorized committee thereof or other similar governing body) and only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given that requires the approval of the stockholders of the Company under the DGCL unless the required further approval is obtained.

(b)               Any failure of any of the parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Subject to Section 9.04(i), the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law or in equity.

Section 9.04.      Fees; Expenses.

(a)               Except as otherwise expressly provided in this Agreement, all costs and expenses (including any transfer, stamp and documentary Taxes or fees, if any) incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs or expenses.

(b)               If this Agreement is terminated by the Company pursuant to Section 8.01(d)(i), prior to or concurrently with such termination, the Company shall pay (or cause to be paid to) Parent a fee in the amount of $26,000,000 (the “Company Termination Fee”).

(c)               If this Agreement is terminated by Parent pursuant to Section 8.01(c)(i) or Section 8.01(c)(ii), then the Company shall promptly, but in no event later than two (2) Business Days after termination of this Agreement, pay to (or cause to be paid to) Parent the Company Termination Fee.

(d)               If this Agreement is terminated (i) by Parent or the Company pursuant to Section 8.01(b)(i) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the provisos in Section 8.01(b)(i)), or by Parent pursuant to Section 8.01(c)(iii); (ii) at any time on or after the date of this Agreement and prior to such termination a bona fide Acquisition Proposal shall have been publicly made or otherwise become publicly known and not publicly withdrawn prior to such termination, and (iii) within twelve (12) months after the date of such termination, (A) the Company enters into an Alternative Acquisition Agreement providing for an Acquisition Transaction or (B) an Acquisition Transaction is consummated, then, the Company shall pay (or cause to be paid to) Parent the Company Termination Fee concurrently with the consummation of any such Acquisition Transaction; provided, however, that, for purposes of this Section 9.04(d),

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all references to “at least twenty five percent (25%)” in the definition of Acquisition Transaction shall be deemed to be references to “more than fifty percent (50%).”

(e)               If this Agreement is terminated by (i) the Company pursuant to Section 8.01(d)(ii) or Section 8.01(d)(iii) or (ii) Parent pursuant to Section 8.01(b)(i) and at such time the Company had the right to terminate this Agreement pursuant to Section 8.01(d)(ii) or Section 8.01(d)(iii), then Parent shall promptly, but in no event later than two (2) Business Days after termination of this Agreement, pay to (or cause to be paid to) the Company $52,000,000 (the “Parent Termination Fee”).

(f)                For the avoidance of doubt, any payment made by the Company or Parent under this Section 9.04 shall be payable only once with respect to this Section 9.04 and not in duplication even though such payment may be payable under one or more provisions hereof.

(g)               The parties hereto acknowledge that the agreements contained in this Section 9.04 are an integral part of the Transactions and that without such provisions the parties hereto would not have entered into this Agreement.

(h)               (i) If the Company fails to pay the Company Termination Fee or any portion thereof or Parent fails to pay the Parent Termination Fee or any portion thereof, in each case, when due and payable pursuant to this Section 9.04 and Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit which results in an Order against the Company for the Company Termination Fee or any portion thereof or in an Order against Parent for the Parent Termination Fee or any portion thereof, the Company shall pay Parent and Merger Sub or Parent shall pay the Company, as the case may be, their reasonable and documented out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Company Termination Fee or the Parent Termination fee, as the case may be (or, in each case, any portion thereof that has not been paid timely in accordance with this Agreement), and on the amount of such costs and expenses, in each case, from and including the date payment of such amount was due through the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. Any amounts payable pursuant to this Section 9.04 shall be paid to Parent or the Company, as the case may be, by wire transfer of immediately available funds. Parent shall promptly provide the Company and the Company shall provide Parent, in each case, upon request therefor the wire transfer information required to make any payments pursuant to this Section 9.04.

(i)                 Notwithstanding anything in this Agreement to the contrary, (i) Parent’s right to receive payment from the Company of the Company Termination Fee pursuant to Sections 9.04(b)-(d) and any payments pursuant to Section 9.04(h), shall be the sole and exclusive remedy of any of Parent, Merger Sub or any of their respective Affiliates or representatives against the Company and any of its former, current or future officers, directors, partners, stockholders, Company Stock Option holders, managers, members or Affiliates (collectively, the “Company Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach hereunder or otherwise (whether such breach was a Willful Breach or otherwise), and upon payment of the Company Termination Fee and any amounts owed pursuant to Section 9.04(h), none of the Company Related Parties shall have any

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further liability or obligation relating to or arising out of this Agreement, the Debt Commitment Letter or the Transactions and (ii) if Parent (or its designee) received any payments from the Company in respect of any breach of this Agreement, and thereafter Parent (or its designee) is entitled to receive the Company Termination Fee under this Section 9.04, the amount of such Company Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to Parent (or its designee) in respect of any such breaches of this Agreement.

(j)                 Notwithstanding anything in this Agreement to the contrary, (i) the Company’s right to receive payment from Parent of the Parent Termination Fee pursuant to Section 9.04(e), any payments pursuant to Section 9.04(h) and any payments pursuant to Section 6.07(c) shall be the sole and exclusive remedy of the Company or any of its Affiliates or representatives against Parent, Merger Sub and any of their respective former, current or future officers, directors, partners, stockholders, equity holders, managers, members, Affiliates and Debt Financing Sources (collectively, the “Parent Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach hereunder or otherwise (whether such breach was a Willful Breach or otherwise), and upon payment of the Parent Termination Fee and any mounts owed pursuant to Section 9.04(h), none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions and (ii) if the Company (or its designee) received any payments from Parent in respect of any breach of this Agreement, and thereafter the Company (or its designee) is entitled to receive the Parent Termination Fee under this Section 9.04, the amount of such Parent Termination Fee shall be reduced by the aggregate amount of any payments made by Parent to the Company (or its designee) in respect of any such breaches of this Agreement.

Section 9.05.      Assignment; Benefit. Neither this Agreement nor any of the rights, interests or obligations herein may be assigned by any party hereto without the prior written consent of the other parties and any purported assignment in violation hereof shall be null and void ab initio. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except (i) from and after the Effective Time, (A) the provisions of Article 2 relating to the payment of the Per Share Amount, the Merger Consideration and the Option Consideration, which shall be enforceable by the holders of Company Common Stock and Company Equity Awards, as applicable, as of immediately prior to the Effective Time and (B) the provisions of Section 6.07(d) and Section 6.10, which shall be enforceable by the Persons or entities benefiting therefrom, (ii) the provisions of Section 9.04(i), which shall be enforceable by the Company Related Parties, and (iii) the provisions of Section 9.04(j) and Section 9.14, which shall be enforceable by the Parent Related Parties. Notwithstanding anything contained in this Agreement to the contrary, Parent or Merger Sub may assign this Agreement to any Subsidiary of Parent or Merger Sub or to any Debt Financing Source (including, for the avoidance of doubt, any permitted successor or assign thereof) to Parent or any Subsidiary or Affiliate thereof as security for obligations to such Debt Financing Source in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof; provided that no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder and no such assignment is reasonably expected to prevent, materially delay or materially impede the consummation of the Transactions.

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Section 9.06.      Governing Law. This Agreement and any Proceedings arising out of or related hereto or the Transactions or to the inducement of any party hereto to enter into this Agreement (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law statute or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 9.07.      Jurisdiction. The parties hereto hereby irrevocably agree (i) that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Court of Chancery of the State of Delaware and any state appellate court therefrom, or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over the matter, the Superior Court of the State of Delaware or the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate courts therefrom and (ii) not to commence any such Proceeding in any court except such courts. Each party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the Transactions, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the Transactions may not be enforced in or by such courts. Each party agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by Applicable Law.

Section 9.08.      Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING DIRECTLY OR INDIRECTLY OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.08.

Section 9.09.      Specific Performance; Remedies. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed (including any party hereto failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (a) the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches or threatened or anticipated breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts described in Section 9.07

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(including the right of a party hereto to cause the other party hereto to consummate the Merger), without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (b) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the parties agrees that it waives the defense of adequacy of a remedy at law and will not oppose the granting of an injunction or injunctions, specific performance or other equitable relief on the basis that (x) the other parties have an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity; provided that under no circumstances will the Company, directly or indirectly, be entitled to receive both a grant of injunction, specific performance or other equitable remedy to consummate the Closing, on the one hand, and payment of the Parent Termination Fee pursuant to Section 9.04, on the other hand. The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.09 shall not be required to provide any bond or other security in connection with any such order or injunction and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or other security. Notwithstanding the foregoing, the parties hereto hereby further acknowledge and agree that prior to the Closing, the Company will be entitled to an injunction, specific enforcement and other equitable relief requiring Parent or Merger Sub to consummate the Merger on the terms and conditions in this Agreement if, and only if, (i) all conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) have been satisfied or waived, (ii) the Debt Financing has been funded or will be funded at the Closing, (iii) the Company has irrevocably confirmed in a written notice to Parent that (x) all conditions set forth in Section 7.03 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it has irrevocably waived any unsatisfied conditions set forth in Section 7.03 and (y) it is ready, willing and able to close the Merger if the Debt Financing is funded at the Closing, and (iv) Parent and Merger Sub fail to complete the Closing in accordance with the terms of this Agreement within three (3) Business Days of receiving the notice contemplated by clause (iii) of this sentence.

Section 9.10.      Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Merger and the other Transactions is not affected in any manner materially adverse to any party. Upon such a holding, the parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the Merger and the other Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.11.      Entire Agreement. This Agreement and the exhibits and annexes to this Agreement, the Company Disclosure Letter, the Parent Disclosure Letter, the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto; provided, however, that, the Confidentiality Agreement shall not be superseded, shall survive any termination of this

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Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

Section 9.12.      Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to in this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto. Any matter set forth on the Company Disclosure Letter shall not be deemed to constitute an admission by the Company or any Company Subsidiary, or to otherwise imply, that any such matter is material, is required to be disclosed by the Company under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement, nor shall be construed as an admission or indication to any Third Party that any breach or violation exists or has actually occurred. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Company Disclosure Letter and Parent Disclosure Letter are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein.

Section 9.13.      Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto, it being understood and agreed that all parties hereto need not sign the same counterpart. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 9.14.      No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or the Transaction Documents, the parties agree and acknowledge that this Agreement and the Transaction Documents may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement or the Transaction Documents, or the negotiation, execution or performance of this Agreement or the Transactions or any breach (whether willful, intentional, unintentional or otherwise) of any representation, warranty, covenant or agreement or otherwise in respect of this Agreement or the Transaction Documents or any oral representation made or alleged to be made in connection herewith or therewith may only be made against the entities that are expressly identified as parties hereto or thereto, as applicable, and no Parent Related Parties (other than Thoma Bravo, L.P. under the

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Confidentiality Agreement) shall have any liability for any obligations or liabilities to the parties to this Agreement or the Transaction Documents or for any claim (whether in tort, contract or otherwise, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Applicable Law, including under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or other Environmental Laws), based on, arising out of or relating to this Agreement or the Transaction Documents, or the negotiation, execution or performance of this Agreement or the Transaction Documents or the transactions contemplated hereby and thereby or any breach (whether willful, intentional, unintentional or otherwise) of any representation, warranty, covenant or agreement or otherwise in respect of this Agreement or the Transaction Documents or any oral representation made or alleged to be made in connection herewith. To the maximum extent permitted by Applicable Law, each party hereby waives and releases all such claims, obligations, liabilities, causes of action or proceedings against any Parent Related Parties. Without limiting the foregoing, no claim will be brought or maintained by any party or any of its Affiliates or any of their respective successors or permitted assigns against, and no Person shall seek to recover monetary damages from, any Parent Related Party, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any party hereto set forth or contained in this Agreement or the Transaction Documents, except to the extent such Person is a party to such agreement.

Section 9.15.      Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself, its Affiliates and the other Acquired Companies, hereby (a) agree that any suit, action, audits, investigations, examinations, inquiries or proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such suit, action, audits, investigations, examinations, inquiries or proceeding to the exclusive jurisdiction of such court, (b) agree that any such suit, action, audits, investigations, examinations, inquiries or proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), (c) agree not to bring or support any suits, claims, charges, actions, audits, investigations, examinations or inquiries of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agree that service of process upon the Company, the Acquired Companies and their respective Affiliates in any such suit, action or proceeding shall be effective if notice is given by mail or courier in accordance with Section 9.01, (e) irrevocably waive, to the fullest extent that they may effectively do so, the defense of an inconvenient forum to the maintenance of such suit, action, audits, investigations, examinations, inquiries or proceeding in any such court, (f) knowingly, intentionally and voluntarily waive to the fullest extent permitted by Applicable Law trial by jury in any suit, action, audits, investigations,

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examinations, inquiries or proceeding brought against any Debt Financing Source in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agree that none of the Debt Financing Sources will have any liability to the Acquired Companies or their respective Affiliates relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (h) agree that the Debt Financing Sources are express third-party beneficiaries of, and may enforce, this Section, Section 9.04, the last sentence of Section 9.05 and any of the provisions in this Agreement reflecting the foregoing agreements in this Section, and (i) agree that the provisions in this Section 9.15, Section 9.04, the last sentence of Section 9.05 and the definition of “Debt Financing Sources” (and any other provisions of this Agreement to the extent a modification thereof would adversely modify the substance of any of the foregoing as it affects the Debt Financing Sources in any material respect) shall not be amended, waived or otherwise modified, in each case, in any way that is averse to the Debt Financing Sources without the prior written consent of Debt Financing Sources. Notwithstanding anything to the contrary herein, nothing in this Agreement shall impact the rights of Parent, Merger Sub and their respective Affiliates, or the obligations of the Debt Financing Sources, under the Debt Commitment Letter or any definitive financing documentation.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SOPHOS INC.

By:	/s/ Joseph H. Levy
Name:	Joseph H. Levy
Title:	Chief Executive Officer

PROJECT GREEN MERGER SUB, INC.

By:	/s/ Joseph H. Levy
Name:	Joseph H. Levy
Title:	President

[Signature Page to Agreement and Plan of Merger]

SECUREWORKS CORP.

By:	/s/ Wendy K. Thomas
Name:	Wendy K. Thomas
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]